ASSET PURCHASE AND

                     SALE AGREEMENT



                         among



                  Spartech Corporation
                                    as Buyer,




                  Hamelin Group Inc.,
                          and
                Hamelin Industries Inc.
                                    as Seller,


                          and


                     Robert Hamelin

                          and

                   Hamro Group Inc.,



                      June 7, 1996

                   TABLE OF CONTENTS
                                                   Page

1.  Purchase and Sale of Assets. . . . . . . . . . .  1
    1.1 Purchased Assets.. . . . . . . . . . . . . .  1
        (a) Cash.. . . . . . . . . . . . . . . . . .  1
        (b) Accounts Receivable. . . . . . . . . . .  2
        (c) Notes Receivable.. . . . . . . . . . . .  2
        (d) Employee Receivables.. . . . . . . . . .  2
        (e) Inventory. . . . . . . . . . . . . . . .  2
        (f) Property, Plant and Equipment. . . . . .  2
        (g) Intangible Assets. . . . . . . . . . . .  2
    1.2 Excluded Assets. . . . . . . . . . . . . . .  3
    1.3 Assumed Liabilities. . . . . . . . . . . . .  3
        (a) Accounts Payable and Accrued Expenses. .  3
        (b) Customer-Owned Inventory.. . . . . . . .  3
        (c) Employee-Related Liabilities.. . . . . .  3
        (d) Assumed Contracts. . . . . . . . . . . .  4
        (e) Other Assumed Liabilities. . . . . . . .  4
    1.4 Transfer of the Purchased Assets.. . . . . .  4
    1.5 The Closing. . . . . . . . . . . . . . . . .  4
    1.6 Prorations.. . . . . . . . . . . . . . . . .  4

2.  Purchase Price . . . . . . . . . . . . . . . . .  4
    2.1 Total Consideration. . . . . . . . . . . . .  4
    2.2 Allocation of Consideration. . . . . . . . .  5
    2.3 Adjustments to Base Purchase Price.. . . . .  5
        (a) Basis for Adjustment.. . . . . . . . . .  5
        (b) Adjustments to Inventories.. . . . . . .  6
        (c) Estimated Purchase Price.. . . . . . . .  6
        (d) Closing Report.. . . . . . . . . . . . .  6
    2.4 Payment of Purchase Price. . . . . . . . . .  7
        (a) Payment to Seller at Closing.. . . . . .  7
        (b) Payment of Hold-Back.. . . . . . . . . .  7
        (c) Retention of Funds by Seller.. . . . . .  7

3.  Representations and Warranties of Seller and the
    Shareholders . . . . . . . . . . . . . . . . . .  8
    3.1 Organization, Standing and Qualification.. .  8
    3.2 Power; Authorization.. . . . . . . . . . . .  8
    3.3 Authority. . . . . . . . . . . . . . . . . .  8
    3.4 Ownership of Outstanding Capital Stock; Subsidiaries.
8
    3.5 Execution, Delivery and Performance of Agreements.  8
    3.6 Title to and Sufficiency of Purchased Assets.  9
    3.7 No Third Party Options.. . . . . . . . . . .  9
    3.8 Receivables. . . . . . . . . . . . . . . . .  9
    3.9 Inventory. . . . . . . . . . . . . . . . . .  9
    3.10    Property, Plant and Equipment. . . . . .  9
    3.11    Intellectual Property Matters. . . . . . 10
    3.12    Financial Statements.. . . . . . . . . . 10
        (a) 1995 and 1994 Audited Financial Statements. 10
        (b) 1996 Audited Financial Statements. . . . 10
        (c) Unaudited Interim Financial Statements.. 10
    3.13    Books of Account.. . . . . . . . . . . . 11
    3.14    Taxes and Tax Returns and Reports. . . . 11
    3.15    Absence of Certain Changes or Events.. . 11
    3.16    Compliance with Law; Authorizations. . . 12
    3.17    Transactions with Certain Related Parties. 13
    3.18    Litigation.. . . . . . . . . . . . . . . 13
    3.19    Insurance. . . . . . . . . . . . . . . . 13
    3.20    Contracts. . . . . . . . . . . . . . . . 13
    3.21    Brokers, Finders, etc. . . . . . . . . . 14
    3.22    Employees. . . . . . . . . . . . . . . . 14
    3.23    Employee Benefit Plans and Arrangements. 16
        (a) Plans Covering United States Employees.. 16
        (b) Plans Covering Canadian Employees. . . . 19
    3.24    Environmental Matters. . . . . . . . . . 21
    3.25    Business Names and Locations.. . . . . . 22
    3.26    United States Sales. . . . . . . . . . . 22
    3.27    Canadian v. United States GAAP.. . . . . 22
    3.28    Management Fee.. . . . . . . . . . . . . 22
    3.29    Copies of Documents. . . . . . . . . . . 22
    3.30    Completeness of Disclosure.. . . . . . . 22
    3.31    Seller's Tax Residence.. . . . . . . . . 22
    3.32    Business Locations.. . . . . . . . . . . 23

4.  Representations and Warranties by Purchaser. . . 23
    4.1 Organization and Standing. . . . . . . . . . 23
    4.2 Power; Authorization.. . . . . . . . . . . . 23
    4.3 Execution, Delivery and Performance of Agreements. 23
    4.4 Brokers, Finders, etc. . . . . . . . . . . . 23

5.  Conduct of Business Prior to Closing . . . . . . 23
    5.1 Access to Information. . . . . . . . . . . . 23
    5.2 Interim Operations of Seller.. . . . . . . . 24
    5.3 Additions to Schedules; Changes; Corrections. 25
    5.4 Cooperation in Transaction.. . . . . . . . . 25
    5.5 Exclusive Dealings.. . . . . . . . . . . . . 26
    5.6 Public Announcements.. . . . . . . . . . . . 26
    5.7 Hiring of Employees. . . . . . . . . . . . . 26
    5.8 Maintenance of Insurance.. . . . . . . . . . 26

6.  Conditions Precedent to Closing. . . . . . . . . 26
    6.1 Conditions to Purchaser's Obligations. . . . 26
    6.2 Conditions to Seller's Obligations.. . . . . 28

7.  Indemnification. . . . . . . . . . . . . . . . . 28
    7.1 Indemnification by Seller and the Shareholders. 28
    7.2 Indemnification by Purchaser.. . . . . . . . 29
    7.3 Indemnification Procedures.. . . . . . . . . 29

8.  Taxes. . . . . . . . . . . . . . . . . . . . . . 30
    8.1 Income Tax Elections.. . . . . . . . . . . . 30
    8.2 Sales Taxes. . . . . . . . . . . . . . . . . 30

9.  Other Matters. . . . . . . . . . . . . . . . . . 31
    9.1 Survival of Representations and Warranties.. 31
    9.2 Payments Received. . . . . . . . . . . . . . 31
    9.3 Covenant Not to Compete. . . . . . . . . . . 31
    9.4 Accounts Receivable. . . . . . . . . . . . . 32
    9.5 Name Change. . . . . . . . . . . . . . . . . 32

10.  Miscellaneous . . . . . . . . . . . . . . . . . 32
    10.1    Termination. . . . . . . . . . . . . . . 32
    10.2    Expenses.. . . . . . . . . . . . . . . . 33
    10.3    Contents of Agreement, Parties in Interest, etc. 33
    10.4    Assignment and Binding Effect. . . . . . 33
    10.5    Waiver.. . . . . . . . . . . . . . . . . 33
    10.6    Notices. . . . . . . . . . . . . . . . . 33
    10.7    Governing Law. . . . . . . . . . . . . . 34
    10.8    No Benefit to Others.. . . . . . . . . . 34
    10.9    Headings; Terminology. . . . . . . . . . 34
    10.10   Schedules and Exhibits.. . . . . . . . . 34
    10.11   Severability.. . . . . . . . . . . . . . 34
    10.12   Counterparts.. . . . . . . . . . . . . . 34
    10.13   Canadian Dollars.. . . . . . . . . . . . 35
    10.14   Language.. . . . . . . . . . . . . . . . 35
             LIST OF EXHIBITS AND SCHEDULES

Exhibit A-      April 30 Working Capital
Exhibit B-      Capital Expenditures
Exhibit C-      Opinion of Gross, Pinsky
Exhibit D-      Opinion of Stikeman, Elliott

Schedule 1.1(f)(i) Real Property
Schedule 1.1(g)(i) Intellectual Property
Schedule 1.1(g)(ii)     Permits
Schedule 1.1(g)(iv)-A   Open Customer Purchase Orders
Schedule 1.1(g)(iv)-B   Open Supplier Purchase Orders
Schedule 1.1(g)(iv)-C   Other Contracts, Leases, etc.
Schedule 1.1(g)(iv)-D   Employment and/or Non-disclosure
Agreements
Schedule 1.2    Excluded Assets
Schedule 1.3    Assumed Liabilities
Schedule 1.3(a) Accounts Payable and Accrued Expenses
Schedule 1.3(b) Customer-Owned Inventory
Schedule 1.3(c) Employee-Related Liabilities
Schedule 2.2    Allocation of Consideration
Schedule 3.5    Required Consents and Approvals   Seller and
Shareholders
Schedule 3.6    Liens to be Released
Schedule 3.7    No Third Party Options
Schedule 3.8    Other Receivables
Schedule 3.11   Intellectual Property   Violations or
Infringement
Schedule 3.15   Absence of Certain Changes or Events
Schedule 3.16   Compliance with Law; Authorizations
Schedule 3.17   Transactions with Certain Related Parties
Schedule 3.18   Litigation
Schedule 3.19   Seller's Insurance Policies
Schedule 3.22(a)   Employees
Schedule 3.22(b)   Employment Matters
Schedule 3.23(a)   United States Plans
Schedule 3.23(b)   Canadian Plans
Schedule 3.24   Business Names and Locations
Schedule 4.3    Required Consents and Approvals   Purchaser
Schedule 6.1    Curable Representations and Warranties

                     DEFINED TERMS

        Defined Term                 Cross Reference
Page

Accounts Receivable                 1.1(b)                2
Agreement                           Preamble              1
Applicable Employee Benefit Laws    3.23(b)(ii)           19
Assumed Contracts                   1.1(g)(iv)            3
Assumed Liabilities                 1.3                   3
Authorizations                      3.16                  13
Base Purchase Price                 2.1                   5
Canadian Plans                      3.23(b)(i)            19
Capex Historical Average            2.3(a)                5
Capitalized Leases                  1.1                   1
Closing                             1.5                   4
Closing Date                        1.5                   4
Closing Report                      2.3(d)                6
Code                                3.23(a)(ii)           17
Cost                                2.3(b)                5
Contracts                           3.20                  13
Customer-Owned Inventory            1.3(b)                3
Deposits                            1.1(g)(iv)            3
EBITDA                              2.1                   5
Employee Receivables                1.1(d)                2
United States Plan                  3.23(a)(ix)           19
Employee-Related Liabilities        1.3(c)                3
Employees                           3.22(a)               14
Environmental Regulations           3.24(a)               21
Equipment                           1.1(f)(ii)            2
ERISA Affiliate                     3.23(a)(ix)           19
Estimated Purchase Price            2.3(c)                6
Everly Note Receivable              3.8                   10
Excluded Assets                     1.2                   3
Final Purchase Price                2.4(b)                7
GAAP                                2.1                   5
Hamro                               Preamble              1
Hamelin                             Preamble              1
Hamelin Industries                  Preamble              1
Hazardous Substances                3.24(a)               21
Hired Employees                     5.7                   26
Indemnitee                          7.3(a)                29
Indemnitor                          7.3(a)                29
Inspections                         6.1(k)                27
Intangible Assets                   1.1(g)                2
Intellectual Property               1.1(g)(i)             2
Interim Balance Sheet Date          3.12(c)               11
Inventory                           1.1(e)                2
Loss                                7.3(a)                29
Market                              2.3(b)                6
Multiemployer Plan                  3.23(a)(iii)          17
Multiple Employer Welfare Plan      3.23(a)(v)            17
Notes Receivable                    1.1(c)                2
Notice of Claim                     7.3(b)                29
Pension Plan                        3.23(a)(ii)           17
Permits                             1.1(g)(ii)            2
Permitted Securities                2.4(c)                7
Physical Inventory                  2.3(b)                6
Plan                                3.23(a)(ix)           18
Pre-Closing Period                  2.3(a)                5
Prepaid Expenses                    1.1(g)(iv)            3
Property, Plant and Equipment       1.1(f)                2
Purchased Assets                    1.1                   1
Purchaser                           Preamble              1
Purchaser Loss                      7.1                   29
Real Property                       1.1(f)(i)             2
Regulations                         3.16                  12
Related Agreements                  3.2                   8
Seller                              Preamble              1
Seller Loss                         7.2                   29
Shareholder                         Preamble              1
Shareholders                        Preamble              1
Tax Returns                         3.14                  11
Taxes                               3.14                  11
Third Party Claim                   7.3(c)                29
Title Commitments                   6.1(l)                28
Trade Names                         1.1(g)(i)             2
United States Plan                  3.23(a)(ix)           19
Working Capital                     2.3(a)                5

           ASSET PURCHASE AND SALE AGREEMENT


    This Asset Purchase and Sale Agreement ("Agreement") is entered into as of the 7th day of June, 1996 among Spartech Corporation, a Delaware corporation having its principal office at 7733 Forsyth, Suite 1450, Clayton, Missouri 63105
("Purchaser"), Hamro Group Inc., a corporation incorporated under the laws of the Province of Quebec having its principal place of business at 150 Industrial
Boulevard, Boucherville, Quebec J4B 2X3 ("Hamro"), Hamelin Group Inc., a corporation incorporated under the laws of the Province of Quebec having its principal place of business at 150 Industrial Boulevard, Boucherville, Quebec
J4B 2X3 ("Hamelin") and Hamelin Industries Inc., an Indiana corporation having its principal place of business in Warsaw, Indiana ("Hamelin Industries")
(Hamelin and Hamelin Industries are hereinafter referred to collectively as
"Seller"), and Robert Hamelin.

    Whereas, Seller is engaged in the business of formulation, manufacture, marketing and sale of extruded plastic sheet, other plastic products and color compounds, concentrates and additives used in the manufacture of plastic products;
and

    Whereas, 9010-4738 Quebec, Inc. and Capital d'Amerique CDPQ
Inc. own
100% of the outstanding capital stock of Hamro, Hamro owns 100% of the capital stock of Hamelin, and Hamelin owns not less than 91% (on a fully diluted basis) of the capital stock of Hamelin Industries; and

    Whereas, Robert Hamelin and Fiducie Hamelin own 100% of the capital stock of 9010-4738 Quebec, Inc.; and

    Whereas, Seller desires to sell, transfer and assign to Purchaser, and
Purchaser desires to purchase and acquire from Seller, all of Seller's assets, properties and rights upon the terms and subject to the conditions hereinafter set forth;

    Now, Therefore, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:


            1.  Purchase and Sale of Assets

    1.1 Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer and assign to Purchaser, and
Purchaser will purchase and acquire from Seller, at the Closing (which term, as well as other capitalized terms used herein, are defined in the Sections of this
Agreement referenced in the table of Defined Terms), all tangible property, plant, equipment (including equipment covered by "Capitalized Leases", defined as a lease with respect to which Seller is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP), vehicles and other assets used in connection with the manufacture or sale of Seller's products, and all cash, accounts receivable, inventories, operating leases, distribution rights, patents, copyrights, trade secrets, tradenames, trademarks, customer lists, intangible assets, prepaid contracts, office supplies, and books and records, which are owned by Seller or used in connection with its business (the
"Purchased Assets"), including, without limitation, the following Purchased Assets
(as described in more detail, including in each case whether the Purchased Asset is owned by Hamelin or Hamelin Industries, as indicated in the Purchased Asset
Schedules referenced in this Section 1.1:

        (a) Cash.  All cash and cash equivalents;

        (b) Accounts Receivable. All customer accounts receivable entered into in the ordinary course of business in accordance with past practice (the
    "Accounts Receivable");

        (c) Notes Receivable. All notes receivable reflected on Seller's
    April 27, 1996 balance sheet (the "Notes Receivable");

        (d) Employee Receivables. All advances to and receivables from
    Hired Employees made in the ordinary course of business in accordance with past practice (the "Employee Receivables");

        (e) Inventory. All inventories (the "Inventory"), including raw materials, work in process and finished goods, spare parts, replacement parts and maintenance supplies, wherever located, goods previously purchased for the account of Seller and in transit to Seller on the Closing Date, and excluding any and all right, title and interest of Seller in and to the
    Customer-Owned Inventory;

        (f) Property, Plant and Equipment. The following tangible assets
    (the "Property, Plant and Equipment"):

            (i) Real Property. All real or immovable property owned by
        Seller, the legal descriptions of which are set forth on Schedule
        1.1(f)(i), including all land, buildings, fixtures and other improvements thereon and all rights appurtenant thereto
(the "Real
        Property");

            (ii) Equipment, etc. The machinery, equipment, furniture and furnishings of Seller, wherever located (the
"Equipment"), including
        both the machinery, equipment, vehicles, furniture and furnishings reflected on the books of Seller on the Closing Date, each item of which valued in excess of C$1,000 is listed and described on
        Schedule 1.1(f)(ii); and the machinery, equipment, furniture and furnishings which are either fully depreciated or are otherwise not reflected on the books of Seller on the Closing Date, each item of which valued in excess of C$1,000 is listed and described on Sched-
        ule 1.1(f)(ii); and equipment, computers, office and maintenance supplies and other similar items owned by Seller, each item of which valued in excess of C$1,000 is listed and described on
        Schedule 1.1(f)(ii);

        (g) Intangible Assets. The following intangible assets of Seller (the
    "Intangible Assets"):

            (i) Intellectual Property. To the extent their transfer is permitted by law or not otherwise prohibited, all patents, patent applications, trademarks, service marks, and trade or product names used by Seller, including without limitation, all rights to use the
        Hamelin name (the "Trade Names"), copyrights, including registrations and applications for registration thereof, if any, patent,
        software and technology licenses of Seller, all of which are listed and described on Schedule 1.1(g)(i), and all related common law rights, manufacturing formulations, processes and recipes, software, know-how and trade secrets of Seller (the "Intellectual Property");

            (ii) Permits. To the extent their transfer is permitted by law, all of Seller's governmental licenses, permits, code and other approvals (including both UL and U.S. military approvals and comparable Canadian government and military approvals), license applications, license amendment applications, and product
        registrations (the "Permits"), all of which will be listed and described on Schedule 1.1(g)(ii) to be provided within 30 days from the date hereof;

            (iii) Lists, Books and Records. All of Seller's customer lists, including terms of sale and related records, books, manuals, documentation and other materials relating to the business of Seller or the Purchased Assets, excluding Seller's general ledger. Purchaser undertakes to retain all such lists, books and records for a period of not less than seven (7) years from the Closing Date and Purchaser agrees to grant Seller and/or its designated representatives access thereto during normal business hours subject to prior reasonable notice and to permit Seller to make copies.

            (iv)    Contract Rights.  All rights of Seller
relating to the
        Purchased Assets including rights with respect to prepaid expenses
        (the "Prepaid Expenses"), deposits (the "Deposits") and other advances, at the Closing Date pursuant to the following contracts (the
        "Assumed Contracts"): (A) all open purchase orders of Seller's customers entered into in the ordinary course of Seller's business in accordance with past practice, all of which are listed on Schedule
        1.1(g)(iv)-A, which shall be updated as of the Closing;
(B) all open
        supplier purchase orders issued by Seller to its vendors, suppliers and providers relating to the purchase of raw materials and supplies by
        Seller for its business entered into in the ordinary course of Seller's business in accordance with past practice, all of which are listed on
        Schedule 1.1(g)(iv)-B, which shall be updated as of the Closing Date;
        (C) such leases of real or immoveable property entered into in the ordinary course of Seller's business in accordance with past practice and listed and described on Schedule 1.1(g)(iv)-C; (D) such other agreements with any customer, supplier, distributor, licensor, licensee or purchaser (other than as described on Schedule
1.1(g)(iv)-B) as are
        listed and described on Schedule 1.1(g)(iv)-D entered into in the ordinary course of Seller's business in accordance with past practice, which shall be updated as of the Closing Date; and (E) the non-disclosure agreements with certain employees of Seller and the employment agreement with Bruce Harrison, copies of which are included in Schedule 1.1(g)(iv)-E, which shall be updated as of the
        Closing Date.

            (v) Goodwill.  All goodwill of Seller.

    1.2 Excluded Assets.  Notwithstanding anything contained in
Section 1.1
hereof, Purchaser shall not purchase, and Seller shall not sell to Purchaser, any assets of Seller specifically listed in Schedule 1.2 (the "Excluded Assets").
Schedule 1.2 will include Seller's interest in any refunds for any payments made with respect to goods and services tax or Quebec Sales Tax.

    1.3 Assumed Liabilities. Effective as of the Closing Date, Purchaser shall assume and hereby agrees to pay or otherwise discharge only the following liabilities of Seller, which liabilities will be set forth on
Schedule 1.3 hereto,
including in each case the name of Seller entity to which the liability is attributable
(the "Assumed Liabilities").

        (a) Accounts Payable and Accrued Expenses. Accounts payable and accrued expenses at the Closing Date incurred by Seller in the ordinary course of business, all of which will be listed by payee and associated dollar amount on Schedule 1.3(a).  On the date hereof, Schedule
1.3(a) provides
    as at April 27, 1996 a summary of such payables and expenses of each business unit;

        (b) Customer-Owned Inventory.  All liabilities of
Seller at the
    Closing Date with respect to customer-owned inventory received on consignment on Seller's books (the "Customer-Owned
Inventory"), all of
    which Customer-Owned Inventory will be listed by customer, including the quantity and associated dollar amount on Schedule 1.3(b).
On the date
    hereof, Schedule 1.3(b) provides as at April 27, 1996 a summary of such
    Customer-Owned Inventory;

        (c) Employee-Related Liabilities. All obligations and liabilities of
    Seller at the Closing Date to Hired Employees for accrued salaries and wages and related payroll and withholding taxes (both employer and employee portions), accrued vacation for non-salaried employees and accrued liabilities for employer contributions under Seller's pension plans listed on Schedule
    3.23(a) and (b) (the "Employee-Related Liabilities"), all of which will be listed by employee, including the quantity and associated dollar amount as of the Closing Date on Schedule 1.3(c). Schedule 1.3(c) shall be provided to Purchaser within sufficient time to permit Purchaser to meet all applicable payroll, payroll tax and pension payment schedules. On the date hereof,
    Schedule 1.3(c) provides a summary of all such obligations.
Purchaser
    acknowledges that vacation expense for salaried employees is not accrued by
    Seller on its books, and agrees to assume the same and that Purchaser's assumption of such amounts will not be considered to be an assumed liability for the purpose of adjusting the Base Purchase Price pursuant to Section 2.3 hereof;

        (d) Assumed Contracts. All obligations of Seller arising after
    Closing Date under the Assumed Contracts, including all Capitalized Leases
    (to the extent included in the calculation of working capital in accordance with Section 2.3 hereof) and all operating leases governing all Equipment, entered into in the ordinary course of Seller's business in accordance with past practice, whether or not listed on Schedule
1.1(g)(iv); and

        (e) Other Assumed Liabilities. Any liability for property taxes, utilities and similar items with respect to the Real
Property for periods after
    the Closing Date, prorated in accordance with local practice.

Notwithstanding anything in this Section 1.3 to the contrary, Purchaser shall not assume (i) any liabilities of Seller which have arisen from Seller's defaults under leases, contracts or other obligations; (ii) any tax liabilities of Seller, including any liability for goods and services tax or provincial sales tax (other than for property taxes described in clause (e) above); or (iii) any obligations or liabilities of Seller other than the Assumed Liabilities expressly set forth in this
Section 1.3 or
specifically listed on Schedule 1.3.

    1.4 Transfer of the Purchased Assets. Subject to the terms and conditions hereof, on the Closing Date the Purchased Assets shall be transferred or otherwise conveyed to Purchaser by bills of sale, assignments, deeds or other appropriate instruments of conveyance or assignment, free and clear of all mortgages, hypothecs, liens, pledges, security interests, charges, claims, liabilities, restrictions and encumbrances whatsoever, other than the Assumed Liabilities, and other than title defects or irregularities which are of a minor nature and in the aggregate do not materially impair the value of any immoveable or which do not impair real property or the use of such immoveable or real property for the purposes for which it is held.

    1.5 The Closing. The purchase and sale of assets herein described shall take place at a closing (the "Closing") which shall be held at the offices of Seller's counsel, Gross, Pinsky, Two Alexis Nihon Plaza, Suite 1000, Montreal, Quebec
H3Z 3C1 at 9:00 a.m. on August 30, 1996, or at the option of either Seller or
Purchaser, a date not later than September 30, 1996 (the "Closing Date"). Unless otherwise expressly provided in this Agreement, all balance sheet and other financial calculations herein shall be made as of the close of business on the business day immediately preceding the Closing Date. At the Closing, Seller shall deliver to Purchaser such documents as Purchaser may reasonably request to evidence compliance with Section 1.4, and shall take such other steps as may be required to put Purchaser in actual possession and operating control of the
Purchased Assets, as described in Article 6.

    1.6 Prorations. All real estate taxes, utilities and similar items with respect to the Real Property for periods after the Closing Date shall be prorated in accordance with local practice, with Purchaser responsible for such items applicable to all periods after the Closing Date.


                   2.  Purchase Price

    2.1 Total Consideration. In addition to the assumption of liabilities described in Section 1.3 hereof (estimated to be C$12,227,200 at April 27, 1996),
Purchaser will pay an aggregate cash purchase price equal to seven times Seller's average annual earnings before interest, taxes, depreciation and amortization
("EBITDA") for the three year period ending April 27, 1996 (the
"Base Purchase
Price") for all of the Purchased Assets and for the covenants not to compete described in Section 9.3 hereof. Seller's 1996 EBITDA shall be calculated and agreed upon by Purchaser and Seller in accordance with Seller's 1996 year-end audited financial statements, which shall be prepared in accordance with Canadian generally accepted accounting principles ("GAAP"), applied on a basis consistent with prior periods and will not contain any change from prior periods in the valuation method for inventory. Seller has advised Purchaser that 1996 EBITDA will be adversely affected by a C$254,176 charge relating to the termination of, and severance amounts paid or payable to, certain former employees of Seller's
Korlin Concentrates facility in Stratford, Ontario. Purchaser and Seller agree that the Base Purchase Price shall not be adversely affected by this charge, and accordingly agree to add the amount of the charge back into 1996 EBITDA for the purpose of calculating the Base Purchase Price. Based on Seller's actual 1994 and
1995 EBITDA of C$9,393,000 and C$12,646,000, respectively, and Seller's estimated 1996 EBITDA of C$11,587,000, the parties currently project a Base
Purchase Price of approximately C$78.46 million. The Base Purchase Price shall be subject to adjustment as provided in Section 2.3 below.

    2.2 Allocation of Consideration. Purchaser and Seller agree and acknowledge that the purchase price for the Purchased Assets has been allocated in accordance with Schedule 2.2. Schedule 2.2 shall be updated at Closing in a manner consistent with the allocation method used therein. Purchaser and Seller agree to make all appropriate tax filings on a basis consistent with the agreed allocation, to provide a draft of any required information return to the other party, if requested, at least ten days prior to filing any such return, and not to take a position on any return or in any proceeding before any court or governmental agency that is inconsistent with the terms of any agreed allocation.

    2.3 Adjustments to Base Purchase Price.

        (a) Basis for Adjustment. Seller has represented that, at Closing,
    Seller will have at least C$15.37 million of Working
Capital.  For the
    purpose of this Agreement, "Working Capital" means cash and cash equivalents, plus Accounts Receivable (net of doubtful accounts), plus Notes
    Receivable, plus Employee Receivables, plus Prepaid
Expenses (less any
    prorations made pursuant to Section 1.6), plus Deposits, plus Inventory
    (including spare and replacement parts and maintenance supplies) (valued at the lower of FIFO Cost or Market as defined in subsection
(b) below and net
    of obsolescence reserve), minus the dollar amount of assumed Accounts
    Payable, Accrued Expenses, liabilities for Capitalized
Lease obligations,
    Customer-Owned Inventory and Employee-Related liabilities.
Doubtful
    accounts shall be determined in good faith by Seller and Purchaser as of the
    Closing Date based upon actual information available at Closing and not based upon an arbitrary formula without reference to specific accounts of
    Seller or without reference to Seller's historical experience with its customers.

        Seller has also represented that during the period commencing on
    April 27, 1996, and ending on the Closing Date (the
"Pre-Closing Period"),
    Seller has made and will make "Net Capital Expenditures"
(defined as
    additions to fixed assets and Capitalized Leases, less proceeds from disposals) relating to its business in amounts equal (on a prorated basis) to its historical average over the past three fiscal years
(i.e., C$5.026 million
    annually) (the "Capex Historical Average").

        Accordingly, the Base Purchase Price shall be adjusted by calculating the following:

            (i) the Base Purchase Price; minus

            (ii)    the amount, if any, by which the Working
Capital at
        Closing is less than C$15.37 million, or plus

            (iii)   the amount, if any, by which the Working
Capital at
        Closing is more than C$15.37 million; minus

            (iv)    the amount, if any, by which Capital
Expenditures made
        during the Pre-Closing Period is less than the Capex
Historical
        Average, prorated for the number of days in the period;
plus

            (v) the amount, if any, by which Capital
Expenditures made
        during the Pre-Closing Period is more than the Capex
Historical
        Average, prorated for the number of days in the period;

        In calculating all adjustments to the Base Purchase
Price, the parties
    shall negotiate in good faith to determine all amounts and shall use Seller's historical accounting practices consistently applied as determined by and with reference to Exhibit A as at April 27, 1996 and to be updated at Closing.
    Inventory shall be valued at the lower of FIFO Cost or Market. Any disputes with respect to the Base Purchase Price shall be resolved by an accounting firm (selected in the manner provided in Section
2.3(d) below)
    as arbitrator, and the good faith decision of such firm shall be binding on all parties and non-appealable.

        (b) Adjustments to Inventories. During the two days immediately after the Closing Date, representatives of Seller and representatives of
    Purchaser shall jointly perform a physical inventory count and valuation of each item of Seller's useable raw material and saleable finished goods inventory, replacement parts and maintenance supplies (the
"Physical
    Inventory"), for the purpose of establishing the valuation of inventory to be used in calculating Working Capital. For purposes of calculating Working
    Capital all inventory shall be valued at the lower of FIFO
Cost or Market,
    which Seller represents to be consistent with Seller's historical accounting practices consistently applied. "Market" is defined as net realizable value for finished goods, and as replacement cost for raw materials, replacement parts and maintenance supplies "Cost" of inventories is determined as follows:

            (i) raw materials using the first-in, first-out method;

            (ii) replacement parts and maintenance supplies using the
        specific identification method; and

            (iii) finished goods using the accumulation of actual cost of raw materials and labour, plus a percentage of overhead in accordance with GAAP.

Each party shall bear its own expenses incurred in connection with the Physical
Inventory.

        (c) Estimated Purchase Price. As of a date selected by Seller which is not earlier than fifteen (15) days prior to the Closing
Date, Seller shall
    prepare its best estimate of the amount which would be equal to Seller's
    Working Capital and Pre-Closing Period Net Capital
Expenditures if the
    Closing had occurred on such selected date, based on the information reasonably available to Seller at the time of such estimated calculation, and shall provide Purchaser not less than seven (7) days prior to the Closing Date with a written report reflecting such estimated calculation, together with supporting documentation, and the resulting estimated purchase price (the
    "Estimated Purchase Price"). Any disputes with respect to the Estimated
    Purchase Price shall be resolved by an accounting firm
(selected in the
    manner provided in Section 2.3(d) below) as arbitrator, and the good faith decision of such firm shall be binding on all parties and non-appealable.

        (d) Closing Report. As promptly as practicable following the completion of the Physical Inventory and not more than thirty (30) days following the Closing Date, Seller shall provide Purchaser with a written report reflecting the final calculation of Working Capital, Pre-Closing Period
    Net Capital Expenditures and the resulting final purchase price, including all prorations (the "Closing Report"), together with supporting documentation, determined in accordance with Seller's historical practices consistent with the methods used in determining Exhibit A (with inventory valued according to paragraphs 2.3(a) and 2.3(b)), and Seller shall promptly provide Purchaser with such additional supporting information as Purchaser may from time to time thereafter request. Within ten (10) days after Seller's delivery of the
    Closing Report to Purchaser, Purchaser shall notify Seller of any dispute as to the information contained in the Closing Report. The notice shall specify any objections Purchaser may have, and Purchaser and Seller shall then endeavor in good faith to resolve any discrepancies between the Closing
    Report and the matters specified in the notice delivered by Purchaser. In the event that there are items in dispute between Purchaser and Seller so that the parties cannot agree as to the Closing Report within sixty
(60) days after
    Closing, the disputed matters shall be submitted to a partner of a mutually agreeable Montreal or Toronto based big six accounting firm
(excluding
    Seller's accountants, Coopers & Lybrand and Purchaser's accountants,
    Arthur Andersen) as arbitrator, and the good faith decision of such firm, which shall be made within 90 days after the Closing Date, shall be final and binding on all parties and non-appealable. Each party shall bear its own expenses incurred in connection with preparation and examination of the
    Closing Report. The cost of the engagement of such accounting firm shall be borne equally by the parties.

    2.4 Payment of Purchase Price.

        (a) Payment to Seller at Closing.  At the Closing,
Purchaser shall
    pay to Hamelin, by wire transfer to an account designated by Hamelin at least twenty-four (24) hours before the Closing Date, an amount equal to
    90% of the Estimated Purchase Price. Hamelin will divide the same among each Seller entity in the manner in which such entities have agreed.

        (b) Payment of Hold-Back. Upon the later to occur of 60 days after the Closing Date or three business days following the date the Closing Report becomes final pursuant to paragraph 2.3(d) above resulting in the calculation of the final purchase price (the "Final Purchase Price"), Purchaser shall pay to Hamelin, by wire transfer to an account designated by Hamro at least twenty-four (24) hours previously, the remaining balance of the Final
    Purchase Price, after applicable adjustments. Hamelin will divide the same among each Seller entity in the manner in which such entities have agreed.
    In the event that the Final Purchase Price calculation results in a credit due to Purchaser, Seller shall repay such excess to Purchaser within the same time period.

        (c) Retention of Funds by Escrow Agent

    At Closing, and in accordance with an escrow agreement that will be executed by the Seller and Purchaser not later than June
12, 1996, Seller
    shall deliver to a mutually agreeable escrow agent ("Escrow
Agent") an
    irrevocable Letter of Credit issued by a Schedule I bank chartered under the
    Bank Act of Canada in a form consistent with the Letter of Credit to be provided by the Purchaser pursuant to Section 6.4 under the terms of which the issuing bank will undertake to pay Escrow Agent:

            (i) at any time during the twelve (12) month period commencing on the Closing Date an amount equal to the sum of
        FIVE MILLION CANADIAN DOLLARS ($5,000,000.00) to satisfy,
        or on account of, Seller's indemnification obligations provided for in
        Article 7;  and

            (ii) at any time during the twelve (12) month period
        commencing on the first anniversary following Closing
Date and
        ending on the second anniversary thereof an amount equal to the greater of TWO MILLION FIVE HUNDRED THOUSAND
        DOLLARS ($2,500,000.00), or the dollar amount of any unpaid
        Purchaser Claims for indemnification made in good faith prior to the first anniversary of the Closing Date (the amount of the Letter of
        Credit not to exceed in any event more than C$5,000,000), to satisfy, or on account of, Seller's indemnification obligations provided for in
        Article 7; provided further that the Letter of Credit shall not expire until the date of final resolutions of any claims for indemnification made in good faith by Purchaser during said two year period.

3.  Representations and Warranties of Seller, Hamro and Robert
Hamelin

    Seller, Hamro and Robert Hamelin, solidarily represent and warrant to
Purchaser as of the date hereof and as of the Closing Date as follows:

    3.1 Organization, Standing and Qualification. Hamro is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Quebec. Hamelin is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Quebec and is duly qualified and in good standing in all jurisdictions in which the nature of its business or assets would require it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Seller. Hamelin Industries is a corporation duly incorporated organized, validly existing and in good standing under the laws of
Indiana and is duly qualified and in good standing in all jurisdictions in which the nature of its business or assets would require it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Seller.

    3.2 Power; Authorization. Seller has full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby (the
"Related Agreements"), to carry out the transactions contemplated by this
Agreement and the Related Agreements, to carry on its business as now being conducted, and to own, lease and operate its properties. The execution, delivery and performance of this Agreement and the Related Agreements by Seller have been authorized by all necessary corporate and shareholder action.

    3.3 Authority. Robert Hamelin has the full right, power and authority to enter into this Agreement.

    3.4 Ownership of Outstanding Capital Stock; Subsidiaries.
9010-4738
Quebec, Inc. and Capital d'Amerique CDPQ Inc. collectively own, beneficially and of record, all of the issued and outstanding capital stock of Hamro as follows:
70% by 9010-4738 Quebec Inc. and 30% by Capital d'Amerique CDPQ
Inc.
Hamro owns, beneficially and of record, all of the issued and outstanding capital stock of Hamelin, and Hamelin owns, beneficially and of record, not less than 91%
(on a fully diluted basis) of the issued and outstanding capital stock of Hamelin
Industries. The remaining interest is owned by Bruce Harrison. Except for the above-described ownership interests, none of the Seller entities own beneficially or of record, either directly or indirectly, any interest or investment (whether debt or equity) in any corporation, partnership, joint venture, business, trust or other entity.

    3.5 Execution, Delivery and Performance of Agreements.
This
Agreement has been duly executed and delivered by Seller and Robert Hamelin and constitutes a legal, valid and binding obligation, enforceable against each of them in accordance with its terms. The execution, delivery and performance of this
Agreement and the Related Agreements by Seller and Robert Hamelin will not, with or without the giving of notice or the passage of time, or both, violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any other person under, (i) the Articles of Incorporation or By-Laws of Seller, (ii) any license, law, rule, regulation, order, judgment or decree applicable to Seller or Robert Hamelin, or (iii) any mortgage, hypothec, indenture, deed of trust, security agreement, lease or other contract by which Seller or Robert
Hamelin or any of the Purchased Assets may be bound or affected, or give any person with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. No consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, is or has been or will be required on the part of Seller in connection with the execution and delivery of this Agreement and the Related Agreements, or will be required in connection with the consummation of the transactions contemplated hereby and thereby, except as set forth on Schedule 3.5.

    3.6 Title to and Sufficiency of Purchased Assets. Seller has good, valid and marketable title to all of the Purchased Assets, which constitute all of the assets and interests in assets that are necessary or used in the business of Seller. All
Purchased Assets are free and clear of all mortgages, hypothecs, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except those relating to the Capitalized Lease obligations assumed and disclosed on Schedule 1.3(d) and those to be released prior to or simultaneous with Closing or disclosed on Schedule
3.6 and those title
defects or irregularities which are of a minor nature and in the aggregate do not materially impair the value of any immoveable or real property or the use of such immoveable or real property for the purposes for which it is held. No person other than Seller owns any equipment or other tangible assets or properties situated on
Seller's premises or necessary to the operation of Seller's business, except for leased items disclosed on Schedule 1.1(f)(ii) hereto.

    3.7 No Third Party Options.  Except as set forth on
Schedule 3.7 hereto,
there are no agreements, options, commitments or rights with, of or to any person to acquire any of the Purchased Assets or any interest therein or any part of
Seller's business, except for rights of customers to Customer-Owned Inventory and the rights of customers under contracts entered into in the normal course of business consistent with past practice for the sale of finished goods inventory of
Seller.

    3.8 Receivables. Seller's Accounts Receivable are valid and genuine;
have arisen solely out of bona fide sales and deliveries of goods or other business transactions in the ordinary course of Seller's business consistent with Seller's past practice. The amounts of Accounts Receivable and the approximately $375,000 note receivable owed by Woody Everly ("Everly Note Receivable" set forth on
Exhibit A are not (or as revised pursuant to Section 2.3 will not be) overstated.
The Allowance for Doubtful Accounts set forth on Exhibit A is (and as revised pursuant to Section 2.3 will be) adequate to cover any portion of the Accounts
Receivable which are not collected in the ordinary course within 90 days after the
Closing, save and except for Other Receivables as described on
Schedule 3.8,
which will not exceed C$343,575 on the Closing Date. The principal and accrued interest on the Notes Receivable are collectible in their full amounts in accordance with the terms of the governing instrument.

    3.9 Inventory. All Inventory was acquired and has been maintained in the ordinary course of the business of Seller, and is not adulterated, misbranded, mispackaged or mislabelled within the meaning of, or in violation of, any applicable Canadian or United States local, state, provincial or Federal laws or regulations. All amounts of Inventory reflected on Exhibit A are (and as revised pursuant to Section 2.3 will) represent bona fide inventories of Seller on hand, and are (or as revised pursuant to Section 2.3 will be) valued at the lower of FIFO Cost or Market, which is consistent with Seller's past practices as historically applied.
The Obsolescence Reserve shown on Exhibit A is (or as revised pursuant to Section
2.3 will be) adequate. The amount of Customer-Owned Inventory set forth on
Schedule 1.3(b) and Exhibit A is not (and as revised pursuant to Section 2.3 will not be) understated.

    3.10 Property, Plant and Equipment. Schedules 1.1(f) and 1.1(g)(iv)-C
and D hereto sets forth (i) the description and the location of each item of Property owned by Seller or in the possession of Seller and (ii) an identification of each lease of Property under which Seller is either a lessee or lessor, copies of which have been made available to Purchaser. With respect to the foregoing:

        (a) Each of the described leases is in full force and effect and is a valid and binding obligation of Seller and each of the parties thereto;

        (b) Seller is not, and Seller is not aware that any other party is, in default with respect to any material term or condition of any lease and no event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of Seller;

        (c) The Property, Plant and Equipment that is used in the current conduct of Seller's business is in all material respects in good and operating and useable condition and repair and is in all material respects fit for the respective intended purpose. The Seller has advised the Purchaser that the
    Company maintains a preventative maintenance program, the costs of which have been historically provided for and suitably budgeted.
Items of
    Property, Plant and Equipment that are not in good condition have either been included in the repair and maintenance budget or are scheduled to be replaced in a capital budget within the next two fiscal years of the Company.

        (d) The Real Property is not located within an agricultural zone.

    3.11 Intellectual Property Matters. Seller in the conduct of its business does not utilize or otherwise have any material rights in any patent (including patent applications), copyright, software, trade secret or know-how except for the
Intellectual Property, and to Seller's best knowledge and belief Seller does not infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another. Seller is not in default under any agreement related to Intellectual Property, and has not received any written notice of any claim of infringement or any other claim or proceeding relating to any Intellectual Property. Schedule 1.1(g)(iv)-E lists all confidentiality or non-disclosure agreements to which Seller is a party, except for those agreements which by their terms prohibit Seller from disclosing the existence of the agreement to third parties or are not otherwise transferable by their terms without consent. Seller has not granted any licenses or other rights to any of the
Intellectual Property. Except as set forth on Schedule 3.11, Seller is not aware of any violation or infringement by others of its rights to the Intellectual Property and is not aware of any basis for the making of any such claim.

    3.12    Financial Statements.

        (a) 1995 and 1994 Audited Financial Statements. Seller has
    delivered to Purchaser true and complete copies of the consolidated balance sheets of Hamro at April 30, 1994 and April 29, 1995 and the related consolidated statements of income, retained earnings and cash flows for the fiscal years then ended, certified by Seller's auditors, all of which have been prepared in accordance with GAAP consistently applied throughout the periods involved. Such balance sheets, including the related notes, fairly present in all material respects the financial position, assets and liabilities
    (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated, and such statements of income, retained earnings and cash flows fairly present in all material respects the results of operations, changes in retained earnings and cash flows of Seller for the periods indicated.

        (b) 1996 Audited Financial Statements. Seller shall deliver to
    Purchaser on or before June 30, 1996 a true and complete copy of Hamro's consolidated balance sheet at April 27, 1996 and the related consolidated statements of income, retained earnings and cash flow for the fiscal year then ended, certified by Seller's auditors, all of which will be prepared in accordance with GAAP consistently applied throughout the periods involved.
    Such balance sheet, including the related notes, will fairly present in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated, and such statement of income, retained earnings and cash flows will fairly present in all material respects the results of operations, changes in retained earnings and cash flows of Seller for the period indicated.

        (c) Unaudited 1996 Financial Statements. Except for research and development tax credits received and/or assessed against research and development expenses, Seller has delivered to Purchaser a true and correct internally generated unaudited consolidated balance sheet and income statement of Hamro on a consolidated basis for the year ended April 27,
    1996 (the "1996 Year End Balance Sheet Date"). The unaudited financial statements as of and for the period ending on the 1996 Year
End Balance
    Sheet Date were prepared in accordance with GAAP, subject to normal year-end audit adjustments. Such balance sheet fairly presents in all material respects the financial position, assets and liabilities
(whether accrued,
    absolute, contingent or otherwise) of Seller at the date indicated, in such statement of income, retained earnings and cash flows fairly presents in all material respects the results of operations, changes in retained earnings in cash flows of Seller for the period indicated.

    3.13 Books of Account. The books, records and accounts of Seller and
Hamro accurately and fairly reflect, consistent with Seller's historical practice consistently applied, all transactions and assets and liabilities of Seller. Seller has not engaged in any transaction or used any of the funds of Seller in the conduct of its business except for transactions and funds which have been and are reflected in the normally maintained books and records of Seller.

    3.14 Taxes and Tax Returns and Reports. All returns, reports, statements and other similar filings required to be filed by Hamro or Seller ("Tax
Returns") with respect to any material Canadian and United States Federal, state, provincial, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income, unemployment compensation, social security, payroll, sales and use, goods and services, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of Canada and the United States or any provincial, state or municipal or political subdivision thereof or any foreign country or political subdivision thereof)
("Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax
Returns properly reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation those which are called for by the Tax Returns or heretofore claimed to be due by any taxing authority from Seller, have been properly accrued or paid. Hamro or Seller has duly collected and remitted all sales or commodity tax in accordance with applicable legislation. Hamro or Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted against Hamro or Seller or any of its assets or properties. Hamro or Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes in respect of any periods prior to the date of this Agreement. There are no Tax liens (other than any lien for current Taxes not yet due and payable) on any of the assets or properties of Hamro or Seller. Neither
Hamro nor Seller has knowledge of any basis for any additional assessment of
Taxes. Hamro and Seller has made all deductions, withholdings and deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to Taxes imposed upon Seller, and has paid all amounts when due. None of the
Seller entities nor Hamro has been a member of an Affiliated
Group (as defined in
Section 1504(a) of the Code), filing a consolidated income tax return (other than a group the common parent of which is Hamro). Hamro and Seller are
"Registrants" within the meaning of Part IX of the Excise Tax
Act (Canada) and
Chapter VIII of an Act Respecting the Quebec Sales Tax and its registration numbers will be provided to Purchaser within 30 days after the date of this
Agreement.

    3.15    Absence of Certain Changes or Events.  Since the
1996 Year End
Balance Sheet Date, except as disclosed on Schedule 3.15,
Seller has not:

        (a) Sold, encumbered, assigned or transferred any assets or properties which would have been included in the Purchased
Assets if the
    Closing had been held on the 1996 Year End Balance Sheet
Date or on any
    date since then, except for the sale of inventory in the ordinary course of business consistent with past practice, or sales of equipment in the ordinary course of business consistent with past practices not to exceed C$100,000 in the aggregate;

        (b) Made or suffered any amendment or termination of any
    agreement, contract, license, commitment, lease or plan to which it is a party or by which it is bound, other than customer or supply orders entered into in the ordinary course of business in accordance with past practice;

        (c) Suffered any damage, destruction or loss, whether or not covered by insurance, with regard to any item or items carried on its books of account individually or in the aggregate at more than C$100,000; or suffered any shortage, cessation or interruption of material supplies or utilities or other material services required to conduct its business and operations;

        (d) Received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects of Seller;

        (e) Made any change in its customary operating methods
(including
    its purchasing, marketing, selling and pricing practices and policies);

        (f) Made commitments or agreements for capital expenditures or capital additions not listed on Exhibit B except such as may be involved in ordinary repair, maintenance or replacement of its assets not to exceed
    C$25,000 individually or C$250,000 in the aggregate;

        (g) Increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses)
    or loan to, any of its employees, officers or directors or made any increase in, or any addition to, other benefits to which any of its employees, officers or directors may be entitled, except for increases required by Seller's existing collective bargaining agreements, and except for increases to salaried employees effective May 1, 1996, of less than 4% in the aggregate;

        (h) Adopted or amended any employee benefit plan in any material respect;

        (i) Changed any of the accounting principles followed by it or the methods of applying such principles, or revalued any of its assets;

        (j) Entered into any transaction other than in the ordinary course of business consistent with past practice;

        (k) Mortgaged, hypothecated, pledged or encumbered any asset of
    Seller;

        (l) Made any loan to any person or entity;

        (m) Waived or released any right or claim of Seller of a material nature; or

        (n) Agreed, whether in writing or otherwise, to take any of the actions described in this Section 3.15.

    3.16 Compliance with Law; Authorizations. Seller has complied in all material respects with each and is not in violation in any respect of any, law, ordinance, or governmental or regulatory rule or regulation, whether Federal, state, provincial, local or foreign, to which its business, operations, assets or properties is subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of its business, all material franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations
("Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the assets owned or used by Seller in the conduct of its business, and at the Closing will be in compliance with all Regulations. All such Authorizations are listed and described on Schedule 3.16 hereto. Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization or under any
Regulation.

    3.17 Transactions with Certain Related Parties. Except as set forth on
Schedule 3.17, no director or executive officer of Seller, no employee of Seller with current annual compensation in excess of C$50,000, and no member of the immediate family of any such director, executive officer or employee, has a controlling interest (direct or indirect) in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with Seller.

    3.18 Litigation. Except as set forth on Schedule 3.18, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller, threatened either against Seller or the Purchased
Assets or the transactions contemplated by this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect the business of
Seller or the Purchased Assets or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may materially adversely affect Seller, the Purchased
Assets or the transactions contemplated hereby.

    3.19 Insurance. Seller carries insurance with respect to its business and the Purchased Assets. Such policies are in full force and effect on the date hereof, and Seller has not received notice of cancellation with respect to any such policy.
    All of the properties and assets of Seller are covered by effective insurance in amounts at least equal to their fair market value and such insurance provides protection against losses and risks as are generally insured against by comparable businesses. There are no outstanding requirements or recommendations by any insurance company that issued any such policy, or by any Board of Fire
Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of Seller's business, or any repairs or other work to be done on or with respect to any of the properties or assets of Seller. Seller has not received any notice or other communication from any insurance company within the three (3) years preceding the date hereof cancelling or materially amending any insurance policies, and to the best knowledge of Seller, no such cancellation, amendment or increase of premiums is threatened with respect to the policies currently in effect. Schedule 3.19 contains a complete and correct list of Seller's insurance policies as in effect on the date of this Agreement. Loss experience for the three (3) year period preceding the date hereof will be provided within 30 days from the date hereof.

    3.20 Contracts. Schedule 1.1(g)(iv)-D contains a complete and correct list of all written agreements, contracts and commitments
(collectively, the
"Contracts") of the following types to which any of the Purchased Assets are subject, or to which Seller is a party or is bound or which relate to its business or to the Purchased Assets:

        (a) Sales agency, manufacturer's representative, distributorship or marketing agreements, which may not be cancelled by Purchase without penalty upon the giving of not more than one year's written notice;

        (b) Licenses to others of any Intellectual Property, Trade Names or
    Licenses;

        (c) Contracts or commitments to sell, lease or otherwise dispose of any of the Purchased Assets other than at market rates or other than in the ordinary course of business;

        (d) Contracts or commitments limiting the freedom of Seller to compete in any line of business or in any geographic area or with any person;

        (e) Contracts or commitments with Seller's customers or suppliers which may not be cancelled by Seller without penalty upon the giving of not more than 90 days notice).

    With respect to each such contract and the Assumed
Contracts:

            (i) Each item is in full force and effect;

            (ii)    There is no default or event that with
notice or lapse of
        time, or both, would constitute a default by any party to any of these agreements; and

            (iii) Seller has not received written notice that any party to any of these contracts intends to cancel or terminate any of these contacts or to exercise, or not exercise, any options under any of these contracts.

Seller will provide access to Purchaser all written Contracts.

    3.21 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any claim against Purchaser for any brokerage or finders' commission, fee or similar compensation.

    3.22    Employees.

        (a) To the extent that Seller is permitted to do so under existing legislation, Schedule 3.22(a) will be updated at Closing so as to set forth a true and complete list of the name, title, job description, length of service, current location and base salary or hourly rate of every employee of Seller, including employees on personal, military, family, educational or medical leave, each employee receiving sickness disability benefits or occupational, illness and injury benefits and each employee on long-term disability (the
    "Employees"), as of the date of this Agreement, together with a statement of the basis, amount and nature of any other remuneration, whether in cash or kind, paid to each such Employee during the current fiscal year or accrued for or payable to each such Employee in the future, and the basis for accrual and amount of all vacation and to which each such non-salaried Employee was entitled as of the 1996 Year End Balance Sheet Date.

        (b) Except as set forth on Schedule 1.1(g)(iv)-E, 3.18 or 3.22(b):

            (i) Seller is not a party to or bound by any employment
        agreement or any collective bargaining agreement with respect to any of the Employees;

            (ii)    There is not pending, or to the best
knowledge of Seller
        threatened any strike, walkout or other work stoppage or any union organizing effort relating to Seller or the Employees;

            (iii) With respect to the Hired Employees, Seller is in
        compliance with all Canadian and United States, Federal, state and provincial laws in all material respects with respect to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, employment discrimination or unjust enrichment, and there is no unfair labor practice complaint, employment discrimination or unjust enrichment against Seller or any Hired Employees pending before the
        United States National Labor Relations Board or any comparable
        Canadian federal or provincial review board;

            (iv) No organized labor representation question exists
        respecting the employees of the Seller, no grievance or any arbitration proceeding is pending and no claim therefor exists;

            (v) Seller has not experienced any labor stoppage, concerted labor activity, or other material labor difficulty during the last three years;

            (vi) No labor organization has been certified or is currently negotiating as a bargaining representative of an employee;

            (vii) No collective bargaining is currently being negotiated with respect to an Employee except as disclosed to Purchaser with respect to the union in Granby;

            (viii) No current or former Employee has a claim against Seller on account or for:
                a. overtime pay, other than overtime pay for the current
            payroll period;

                b. wages or salary for any period other than the current
            payroll period;

                c.  with respect to non-salaried employees,
vacation,
            time off or pay in lieu of vacation or time off, or other than that earned with respect to the current fiscal year; or

                d.  any violation of any law relating to
minimum wages
            or maximum hours of work; and

        (c) Except as required under Seller's existing collective bargaining agreements, and except for increases to salaried employees effective May 1,
    1996, of less than 4% in the aggregate, Seller has no outstanding commitment or agreement to effect any general wage or salary increase for any of the Hired Employees and has not increased the salary or wages of any
    Hired Employees since the 1996 Year End Balance Sheet Date.

        (d) Except for persons hired on a short-term, temporary basis, none of the persons employed in Seller's business is provided to the Seller under contract with a third party.

        (e) Seller is not in violation in any material respect of the Americans with Disabilities Act of 1990 or any Canadian federal or provincial law or
    United States law, regulation or order relating to employment discrimination or occupational safety, nor has Seller received any unresolved complaint from any Federal, state or provincial agency or regulatory body alleging violations of any such laws or regulations, nor is Seller implementing any orders or consent decrees remedying any such prior violation.

        (f) Seller has not entered into any written contract with any Hired
    Employees or made any written representation, direct or implied, which would require Purchaser to provide post-retirement medical benefits or post-retirement life insurance benefits.

        (g) The amounts of Employee-Related Liabilities reflected on
    Schedule 1.3(c) as of the Closing and Exhibit A (or as revised pursuant to
    Section 2.3) are not and will not be understated.

    3.23    Employee Benefit Plans and Arrangements.

        (a) Plans Covering United States Employees.

            (i) Schedule 3.23(a) to this Arrangement sets forth a list of each of the United States Plans (as defined in subsection (iv) below.
        Seller has complied with and performed in all material respects all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations required to be performed by it under or with respect to any of the United States
Plans or any
        related trust agreement or insurance contract. All contributions and other payments required to be made by Seller to any United States
        Plan prior to the date hereof have been made, all accruals required to be made under any United States Plan have been made, and there are no unfunded benefit obligations with respect to any United States Plan which have not been made, and there are no unfunded benefit obligations with respect to any United States Plan which have not been accounted for by reserves or otherwise properly footnoted in accordance with GAAP in Seller's financial statements for the year ended April 27, 1996 or reflected on Schedule 1.3(c).
There is no
        claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or to the best knowledge of
        Seller threatened or anticipated (other than routine claims for benefits)
        against or relating to any United States Plan or against the assets of any United States Plan.

            (ii) Seller has not incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon Seller any withdrawal liability (complete or partial within the meanings of
        Sections 4203 or 4205 of Title TV of ERISA, respectively) in respect of any multiemployer plan (within the meaning of Sections 3(37) or
        4001(a)(3) of Title IV of ERISA) (a "Multiemployer
Plan"), which
        withdrawal liability has not been satisfied or discharged in full. Seller has not received notice to the effect that any Multiemployer Plan has any unfunded vested benefits within the meaning of
Section 4213(c)
        of Title IV of ERISA, nor has Seller been notified of any
        reorganization or insolvency under and within the meaning of
        Sections 4241 or 4245 of Title IV of ERISA. There are no
        Multiemployer Plans to which Seller has ever had an obligation to contribute;

            (iii) The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in the imposition of any federal excise tax under Section 4975 of the Code with respect to the Hamelin Industries, Inc. 401(k) Profit
        Sharing Plan and Trust ("Hamelin 401(k) Plan");

            (iv)    With respect to all United States Benefit
Plans, no benefits
        will be accelerated, vested, increased or paid as a result of the transactions contemplated by this Agreement except to the extent required to consummate the plan merger described in
Section 9.7(a)
        of this Agreement.

            (v) United States Plans which are Plans described in Section
        3(2) of Title I of ERISA and which are qualified under
Section 401(a)
        of the Code comply in all material respects with the applicable requirements of ERISA, meet the requirements of "qualified plans"
        under Section 401(a) of the Code and each such Plan has received a favourable determination letter from the Internal
Revenue Service to
        this effect. No act or omission has occurred that would cause the loss of qualified status under or omission has occurred that would cause the loss of qualified status under Section 401(a) of the Code for any
        Plan intended to be qualified. Such Plans have been timely amended and filed with the Internal Revenue Service with respect to changes required by the Tax Reform Act of 1986, as amended.
All required
        reports and descriptions (including Form 5500 Annual
Reports,
        summary annual reports and summary plan descriptions) have been appropriately and timely filed and distributed with respect to the
        United States Plans; there have been no prohibited transactions as defined in 406 of Title I of ERISA or Section 4975 of the Code with respect to the United States Plans; no litigation concerning any United
        States Plan is pending or, to Seller's knowledge, threatened, nor, to the knowledge of Seller is there outstanding any complaint to the
        Department of Labour concerning any such United States
Plan;
        neither Seller nor any other "fiduciary", as such term is defined in
        Section 3(21) of ERISA, has any liability for failure to comply with
        ERISA, the Code or any other law for any action or failure to act in connection with the administration or investment of any United States
        Plan; any contribution made or accrued with respect to the Hamelin
        401(k) Plan is fully deductible for Federal income tax purposes; no employees of Seller will be entitled to any retirement,severance or similar benefit or enhanced benefit solely as a result of the transaction contemplated herein.

            (vi)    With respect to the all United States
Benefit Plans Seller
        has furnished to Purchaser true and complete copies of
(a) the Plan
        document, (b) the most recent determination letter received from the
        Internal Revenue Service, (c) Form 5500 Annual Reports
(including
        all schedules) for the three most recent plan years,
(d) the actuarial
        and audited financial reports for the three most recent plan years, if any, (e) all related trust agreements, insurance contracts or other funding agreements, (f) a copy of each and any general explanation or communication which was required or otherwise provided to participants in such Plan which describes all or any relevant aspect of the Plan, including any summary plan description, summary annual report and/or summary of material modifications, and
(g) a copy of
        any and all rulings or notices, other than Internal
Revenue Service
        determination letter, issued by any government agency with respect to such Plan.

            (vii) Seller does not maintain or contribute to (or has maintained or contributed to) any United States Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefit to any employee upon his retirement or termination of employment, except as may be required by Section
        4980(b) of the Code. No United States Plan is or has been a
        "Multiple Employer Welfare Plan" as defined in Section
3(40)(A) of
        Title I of ERISA.

            (viii)   All United States Plans listed on Schedule
3.23(a) which
        are not employee pension benefit plans are fully funded through insurance, except as follows:

            A) The first $25,000 of claims in the aggregate made each
                year by all participants collectively pursuant to the health coverage provided under the cafeteria (Code section 125)
                plan listed on Schedule 3.23(a) ("U.S.
Cafeteria Plan") is
                paid by Seller as a "deductible" under the Seller's group
                health insurance policy; and

            B) Pursuant to the medical expense reimbursement arrangement maintained by Seller under the U.S.
Cafeteria
                Plan, the medical expenses of a participant for which
                health coverage is not provided may be
reimbursed to the
                participant out of the participant's
contributions.

            No event has occurred with respect to a United
States Plan which
        will cause a retroactive increase in the premium relating to such
        United States Plans assumed pursuant to Section 9.7(b).
No Hamelin
        Industries employees are currently receiving long-term disability pay nor does Seller have knowledge of any employee who has incurred any injury which could result in the filing of a long-term disability claim. No United States Plan provides for short-term disability benefits in excess of a period of ninety (90) days.


            (ix)     "Plan" means any bonus, incentive
compensation,
        deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation, scholarship, company car, sick pay, tuition reimbursement, relocation, fringe benefit or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any
        "employee benefit plan" within the meaning of Section
3(3) of Title
        I of ERISA which relates to the Employees or former employees of
        Seller in the United States and (b) "United States
Plan" means any
        employee pension benefit plan and any Plan, other than a
        Multiemployer Plan, established by Seller or to which Seller contributes or has contributed or has or may have liability and which relates to the Employees or former employees of Seller in the United
        States (including any such Plans not now maintained by Seller or to which Seller does not now contribute, but with respect to which Seller has or may have any liability).

        (b) Plans Covering Canadian Employees.

            (i) Schedule 3.23(b) to this Agreement sets forth a list of each of the employee benefit, health, welfare, supplemental unemployment benefit, bonus, severance, pension, profit sharing, deferred compensation, stock, stock appreciation, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the Employees or former employees of Seller in Canada (the "Canadian Plans").

            (ii) All of the Canadian Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with all laws and regulations applicable to the Canadian
        Plans ("Applicable Employee Benefit Laws"). No fact or circumstance exists that could adversely affect the tax-exempt status of any
        Canadian Plan that is tax-exempt.

            (iii)   All obligations regarding the Canadian
Plans have been
        satisfied, there are no outstanding defaults or violations by any party to any Canadian Plan and no taxes, penalties or fees are owing or exigible under any of the Canadian Plans.

            (iv) No Canadian Plan, nor any related trust or other funding medium thereunder, is subject to any pending proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and to the best of Seller's knowledge, there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim or to affect the registration of any Canadian Plan required to be registered.

            (v) All contributions or premiums required to be made by
        Seller under the terms of each Canadian Plan or by Applicable
        Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Canadian Plans, and Seller does not have, and as of the Closing
        Date will not have, any liability with respect to any of the Canadian
        Plans which have not been accounted for by reserves or otherwise properly footnoted in accordance with GAAP in Seller's financial statements for the nine months ended January 31, 1996 or reflected on Schedule 1.3(c).

            (vi) No improvements to any Canadian Plan have been
        promised and except as required to comply with Applicable Employee
        Benefit Laws, no amendments or improvements to any Canadian Plan will be made or promised prior to the Closing Date.

            (vii) There have been no improper withdrawals, applications or transfers of assets from any Canadian Plan or the trusts or other funding media relating thereto.
            (viii)  Seller has furnished to Purchaser true,
correct and complete
        copies of the current versions of all the Canadian
Plans as amended
        as of the date hereof together with all related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements, with respect to each Canadian Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to the Canadian Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to the Purchaser pursuant to this provision.

            (ix) Each Canadian Plan which is a registered pension plan is fully registered pension as of the Closing Date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor.

            (x) All employee data necessary to administer each Canadian
        Plan have been provided by Seller to Purchaser and are true and correct as of the date of this Agreement, and Seller will notify the
        Purchaser of any changes thereto.

            (xi) No insurance policy or any other contract or agreement affecting any Canadian Plan requires or permits a retroactive increase in contributions, premiums or payments due thereunder.

            (xii) Except as disclosed in Schedule 3.23(b) of this Agreement, none of the Canadian Plans which is not a pension or retirement plan provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

    3.24 Business Names and Locations. Schedule 3.24 sets forth a list of all corporate, business, trade, assumed or other names under which, and all street and post office addresses at which, Seller has conducted any business or at which any
Purchased Assets have been located since January 1, 1991.

    3.25 United States Sales. Sales by Seller in or into the United States during its fiscal year ended April 27, 1996 did not in the aggregate exceed
US$25,000,000.

    3.26    Canadian v. United States GAAP.  The amount of the
Base
Purchase Price, Estimated Purchase Price and Final Purchase
Price would not be
affected by the application of United States GAAP (as opposed to Canadian GAAP) to the calculation of such amounts.

    3.27 Management Fee. Seller has advised Purchaser that it pays a management fee to 121768 Canada Inc., and that 121768 Canada Inc. pays the salary and other compensation owing to certain of Seller's employees ("Certain
Empoyees"). For each year in the three year period ending April 27, 1996, the amount of such fees has exceeded (and during the period commencing on the date hereof and ending on the Closing Date, the amount of such fees will exceed) the aggregate amount paid or owing to the Certain Employees.

    3.28 Copies of Documents. Save and except for agreements which are not assignable by law or by their terms, Seller will provide access to copies of all documents listed on any Schedule hereto or referred to herein or therein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

    3.29 Completeness of Disclosure. No representation or warranty by
Seller, Hamro or Robert Hamelin, in this Agreement nor any schedule, certificate, document or instrument furnished or to be furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. There is no fact that materially and adversely affects the business, prospects, conditions, affairs or operations of Seller or any of its properties or assets which has not been fully described in this Agreement or the exhibits or schedules hereto.

    3.30 Seller's Tax Residence. Hamro and Hamelin are not non residents of Canada within the meaning of the Income Tax Act (Canada).


    4.  Representations and Warranties by Purchaser

    Purchaser represents and warrants to Seller as of the date hereof and as of the
Closing Date as follows:

    4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

    4.2 Power; Authorization. Purchaser has full corporate power and authority to enter into this Agreement and the Related Agreements and to carry out the transactions contemplated by this Agreement and the Related Agreements. The execution, delivery and performance of this Agreement and the Related
Agreements by Purchaser has been authorized by all necessary corporate action on the part of Purchaser.

    4.3 Execution, Delivery and Performance of Agreements.
This
Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement and the
Related Agreements by Purchaser will not, with or without the giving of notice or the passage of time, or both, violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any other person under,
(i) the Certificate of Incorporation or By-Laws of Purchaser,
(ii) any license, law,
rule, regulation, order, judgment or decree applicable to Purchaser, or (iii) any mortgage, hypothec, indenture, deed of trust, security agreement, lease or other contract by which Purchaser may be bound or affected, or give any person with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Purchaser thereunder. No consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, is or has been or will be required on the part of Seller in connection with the execution and delivery of this
Agreement and the Related Agreements, or will be required in connection with the consummation of the transactions contemplated hereby and thereby except as set forth on Schedule 4.3.

    4.4 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.


        5.  Conduct of Business Prior to Closing

    5.1 Access to Information.  From the date hereof and until the Closing,
Seller will afford to Purchaser and Purchaser's attorneys,
accountants and other
designated representatives reasonable opportunities to inspect the Purchased Assets and full access to Seller's personnel and all properties, documents, contracts, books and records of Seller relating to its business, the Purchased Assets or the Assumed
Contracts, and will furnish Purchaser with copies of such
documents and such
additional information pertaining to the Purchased Assets and
Assumed Liabilities
and its business as Purchaser may reasonably request.   With
respect to the Real
Property, Seller shall deliver to Purchaser:

        (a) within ten (10) days of the date of this Agreement, any certificate of location, survey plans, title opinions and title deeds in respect of the Real
    Property which it may have in its possession; and

        (b) within thirty (30) days of the date of this Agreement, an updated certificate of location or title commitment and survey plan in respect of the
    Real Property prepared by a certified land survey or title insurance company acceptable to Purchaser, at Seller's expense, showing both the land and building(s) thereon, showing that there is no encroachment or illegal views on the property, and stating that the property is in compliance with all municipal and zoning by-laws, except for such title defects or irregularities which are of a minor nature and in the aggregate do not materially impair the value of any immoveable or real property or which do not impair the use of such immoveable or real property for the purposes for which it is held.


    5.2 Interim Operations of Seller. From and after the date of this
Agreement until the Closing Date, unless the Purchaser has consented in writing thereto, the Seller:

        (a) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

        (b) Shall preserve intact its respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

        (c) Shall not amend its Articles of Incorporation or Bylaws or comparable governing instruments;

        (d) Shall promptly notify the Purchaser of any breach of any representation or warranty contained herein;

        (e) (A) Shall not issue any shares of its capital stock, or otherwise change its capitalization as it existed on the date hereof (except that Hamelin
    Industries may issue shares of its Common Stock in accordance with the terms of the outstanding stock option described in Section
3.4 hereof) and
    (B) shall not (x) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock,
(y) increase any
    compensation with any present or future officers, directors or key employees, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, director or key employee or amend any such existing agreement in any material respect, or
    (z) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect;

        (f) Shall not sell, lease, abandon or otherwise dispose of any of its assets or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, except for purchases and sales of inventory in the ordinary course of business consistent with past practice or sales of equipment in the ordinary course of business consistent with past practices not to exceed C$100,000 in the aggregate;

        (g) Shall not mortgage, hypothecate or otherwise encumber or subject to any lien any of its properties or assets;

        (h) Shall not make any change to its accounting
(including tax
    accounting) methods, principles or practices;

        (i) Shall not make, amend or terminate any commitment or enter into, amend or terminate any contract or agreement or make any capital expenditure except for (x) customer purchase orders and purchases of raw materials used in the business of Seller agreed to or made in the ordinary course of business consistent with past practice, (y) any other commitment, contract and agreement entered into in the ordinary course of business involving aggregate payments to or by Seller not in excess of C$100,000, providing for termination without notice by Seller on 90 or fewer days'
    notice, and made by Seller in the ordinary course of business consistent with past practice or (z) capital expenditures listed on Exhibit
B or made in the
    ordinary course of business that individually do not exceed
C$25,000 or in
    the aggregate do not exceed C$250,000;

        (j) Shall not alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of
    Seller;

        (k) Shall not revalue any of its assets, including, without limitation, writing down the value of its Inventory or writing off notes or Accounts
    Receivable;

        (l) Shall not make any tax election or settle or compromise any material income tax liability;

        (m) Shall not settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby and shall not waive or release any right or claim of Seller;

        (n) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the April 27, 1996 financial statements of Seller or incurred in the ordinary course of business consistent with past practice; and

        (o) Shall not agree or otherwise commit to take any of the foregoing actions.

    5.3 Additions to Schedules; Changes; Corrections. Seller shall promptly give Purchaser prompt written notice of any material change in its business or the Purchased Assets which occurs prior to the Closing. At least five
(5) days before the Closing, Seller will supplement or amend the Schedules to this
Agreement in order to disclose any material matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules, or which is necessary to correct any error in the Schedules or in any representation and warranty of Seller.
Unless approved by Purchaser in writing, no such supplement or amendment shall limit or affect the representations of Seller or the Shareholders set forth herein in respect of the Schedules attached hereto at the date of this Agreement.

    5.4 Cooperation in Transaction. The parties, as promptly as practicable after the date hereof, shall cooperate with each other to (i) make all such filings and submissions required under applicable laws, rules and regulations in order to consummate the transfer of the Purchased Assets and the other transactions contemplated hereby in accordance with the terms of this Agreement, (ii) obtain all necessary Authorizations required in order for the parties to consummate such transfer and transactions, and (iii) cause the transfer, renewal or issuance to
Purchaser of any of Seller's permits, licenses, approvals or other authorizations.
In addition, Seller shall use its reasonable, good faith efforts to cause such key employees as Purchaser shall designate to enter into employment contracts and/or non-compete agreements in form satisfactory to Purchaser.

    5.5 Exclusive Dealings. During the term of this Agreement, Seller and the Shareholders will not, directly or indirectly, through any officer, director, shareholder, agent or otherwise (i) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals or offers from any potential buyer
(other than Purchaser) relating to the disposition of the assets or securities of
Seller, or any part thereof (other than sales of inventory in the ordinary course) or
(ii) participate in any discussions or negotiations regarding, or furnish any person with information with respect to, the disposition of the assets or any securities of
Seller or any part thereof.

    5.6 Public Announcements. Purchaser and Seller shall make no public statements or releases relating to the transactions, contemplated by this Agreement, except those that may be required by law in the judgment of counsel, without the advance approval of the other party as to substance and timing. Purchaser and
Seller will cooperate with each other to coordinate all such public statements and releases.

    5.7 Hiring of Employees. Save and except for Mr. Robert Hamelin who shall not be offered employment by Purchaser, Purchaser shall offer to continue the employment of all of the employees of Seller upon the same terms, conditions and compensation as those which each of the employees enjoy on the Closing Date and shall in addition recognize and assume the seniority rights of those employees who accept the Purchaser's offer of employment. The employees who accept employment pursuant to this Section 5.7 are referred to hereinafter as the "Hired
Employees". Seller and Robert Hamelin will not offer employment to any employee of Seller for one year after the Closing Date. Hired Employees who are disabled on the Closing Date shall continue to receive disability benefits from
Seller or pursuant to a Seller disability plan until such employee recovers from disability.

    5.8 Maintenance of Insurance. Seller will continue to carry its existing insurance.


          6.  Conditions Precedent to Closing

    6.1 Conditions to Purchaser's Obligations. The obligation of Purchaser to complete the Closing is subject, at the option of Purchaser, to the fulfilment of each of the following conditions at or prior to the Closing, and Seller shall exert good faith reasonable commercial efforts to cause each such condition to be so fulfilled:

        (a) All representations and warranties of Seller, Hamro and Robert
    Hamelin contained herein shall be true and correct in all material respects when made and at the Closing as though made as of the time of Closing;
    provided, however, that Seller shall have a ten business day period following the scheduled Closing Date in which to cure any breach or inaccuracy of the representations and warranties contained on Schedule 6.1, the cure of which must be reasonably satisfactory to Purchaser.

        (b) There shall not exist or occur any event, contract, commitment or agreement, including without limitation any breach or inaccuracy of the representations and warranties contained herein, which matters individually or in the aggregate would reasonably be expected to diminish the ability of the business comprising the Purchased Assets to maintain an EBITDA of at least C$10 Million; the parties agree that any cure of any breach or inaccuracy of the representations or warranties contained in Sections 3.15,
    3.18, 3.20 or 3.29 will not be considered for the purpose of determining compliance with the foregoing EBITDA test.

        (c) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed in all material respects.

        (d) Purchaser shall have received a certificate executed by the
    President of Hamelin, dated as of the Closing Date, certifying that the conditions set forth in clauses (a), (b) and (c) of this
Section 6.1 have been
    fulfilled, together with such certificates of the Secretary of Seller, certified copies of notices of meetings and resolutions approving the transactions contemplated by this Agreement, constating documents, By-Laws and incumbency certificates as Purchaser shall reasonably require.

        (e) Purchaser shall be satisfied, in its sole discretion, with the results of any supplements or amendments provided by Seller after execution of this
    Agreement to Schedules 1.1 (f)(i), 1.1(g)(iv)-C, 2.2, 3.5,
3.6, 3.7, 3.11,
    3.15, 3.17, 3.18, 3.20, 3.22(b), 3.23(a) and 3.23(b).
Schedules 1.1(f)(ii),
    1.1(g)(i), 1.1(g)(ii), 3.16, 3.19, 3.22(a) and 3.24 shall
be revised only to the
    extent necessary to accurately reflect information acquired by Seller after the execution of this Agreement, the parties agreeing that such schedules are illustrative only in that Section 1.1 provides that Purchaser is purchasing all of the assets owned or used by Seller in the business (and not just those listed on the schedules), and that while Seller agrees to use its best efforts to cause such schedules to be accurate, any good faith inaccuracies will not constitute a breach of a condition to Purchaser's obligation to close;
any and all
    additions to Schedule 1.1(g)(iv) will consist exclusively of contracts or agreements entered into in good faith in the ordinary course of Seller's business in accordance with past practice which either (i) may be cancelled by Purchaser without penalty upon the giving of not more than 30 days notice or which do not call for annual consideration of more than C$500,000 individually or more than C$ 1,000,000 in the aggregate;
all changes to
    Schedule 1.3 shall reflect only the liabilities incurred in the ordinary course of Seller's business and such liabilities will be fully reflected in the adjustment to the purchase price in accordance with Section
2.3 hereof; all
    changes to Schedule 1.2 will relate only to items which Seller does not own on the date hereof and which in the aggregate are not of a value exceeding
    C$100,000.

        (f) Purchaser shall have received an opinion of Gross, Pinsky, counsel to Seller, dated the Closing Date, substantially in accordance with
    Exhibit C, and covering such other matters as may be requested by Purchaser or its counsel.

        (g) All governmental approvals and any other approvals and consents required to be obtained by Seller in order to consummate the transactions contemplated hereby (including consents with respect to the Assumed
    Contracts) shall have been duly obtained.

        (h) Except for liens tied to Capitalized Lease obligations, all mortgages, deeds of trust and other security interests in the Purchased Assets shall have been released, and duly executed deeds of release, terminations of any financing statements, and other necessary documents shall have been delivered to Purchaser for filing.

        (i) No action or proceeding at law or in equity (other than by
    Purchaser) shall be pending (A) which seeks to enjoin the transactions herein contemplated, or (B) interferes with the right of Purchaser to conduct its operations using the Purchased Assets subsequent to the Closing.

        (j) Seller shall have delivered to Purchaser at the Closing all bills of sale, deeds, documents, certificates and agreements necessary, in the opinion of Purchaser or its counsel, to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of any and all liens thereon (other than the Assumed Liabilities and title defects or irregularities which are of a minor nature and in the aggregate do not materially impair the value of any immoveable or real property or which do not impair the use of such immoveable or real property for the purposes for which it is held) and to assign to Purchaser the Assumed Contracts and shall have taken such other steps as may be required, in the opinion of Purchaser or its counsel, to put
    Purchaser in actual possession and operating control of the Purchased Assets.

        (k) The Real Property shall, prior to Closing, have passed environmental and structural inspections (the
"Inspections") to Purchaser's
    satisfaction, such inspections to be at Purchaser's cost, and all governmental files and correspondence with governmental entities with respect to the Real
    Property in the possession of Seller shall have been made available to
    Purchaser. In the event any of the written reports of the Inspections or the governmental files contain any findings which are unacceptable to Purchaser.
    Purchaser shall notify Seller of the same. Seller shall then have a period of sixty (60) days from the date of Purchaser's notification to cure such matters.
    If Seller has not cured such matters to Purchaser's satisfaction within sixty
    (60) days of Purchaser's notice regarding the same, Purchaser shall have the right: (A) to terminate this Agreement and declare it void; or (B) to waive its objections.

        (l) Seller shall have furnished to Purchaser, at Purchaser's cost, at least ten (10) days prior to Closing, commitments from a title insurance company reasonably acceptable to Purchaser, to insure title to the Real
    Property located in the United States in such amount as Purchaser reasonably determines insuring fee simple title to such Real Property and the improve-
    ments thereon, subject only to such exceptions as are reasonably acceptable to Purchaser (the "Title Commitments"). With respect to the Canadian Real
    Property, Purchaser shall have received an opinion of a law or notarial firm acceptable to Purchaser, and Purchaser shall be reasonably satisfied with the condition of and title to such Real Property. In the event such commitment or opinion contains any exceptions which are reasonably unacceptable to
    Purchaser, Purchaser shall have the right: (A) to terminate this Agreement and declare it void; (B) to waive its objections or (C) to request that Seller take reasonable efforts to cure such objections. Seller has advised Purchaser that a railroad company owns a parcel of immovable property which encroaches on a small pond owned by Seller and which is located on the perimeter of Seller's Cookshire property. Seller represents that such encroachment does not interfere with the operations conducted at such plant.
    If the encroachment is as represented above, Purchaser agrees not to object to such encroachment or to assert it as a reason not to close the transactions contemplated hereby.

        (m) Purchaser and Seller shall have agreed on the amount of the
    Estimated Purchase Price.

        (n) Seller shall have delivered to Purchaser a sworn statement dated the Closing Date containing the names and addresses of all of the creditors of Seller (other than those creditors the liabilities to which are being assumed by Purchaser pursuant to this Agreement) , indicating the amount and nature of each of their claims, specifying the amounts remaining to become due and indicating the security attached to each claim. The amount of liabilities set forth in the sworn statement which are not Assumed
Liabilities, shall not be
    greater than C$1,000,000.

        (o) Seller shall have delivered or cause to be delivered to Purchaser a certificate of payment issued by the Minister of Revenue of Ontario under
    Section Six of the Retail Sales Tax Act (Ontario) or similar legislation in other relevant provinces (if applicable) to the effect that all requisite taxes under such Act and similar legislation relating to the Purchased Assets (other than relating to the conveyance or transfer of the Purchased Assets to
    Purchaser hereunder) have been paid by Seller.

        (p) The escrow agreement referenced in Section 2.4(c) shall have been executed and delivered by Seller and the Escrow Agent, and the letter of credit in the form and amount specified in Section
2.4(c) shall have been
    delivered to the Escrow Agent.

    6.2 Conditions to Seller's Obligations. The obligations of Seller to complete the Closing are subject, at the option of Seller, to the fulfilment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its good faith reasonable commercial efforts to cause each such condition to be so fulfilled:

        (a) All representations and warranties of Purchaser contained herein shall be true and correct in all material respects when made and at the
    Closing as though made as of the time of Closing.

        (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

        (c) Purchaser shall have delivered to Seller a certificate executed by the President of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in clauses (a) and (b) of this Section
6.2 have been
    fulfilled.

        (d) All governmental approvals and any other required approvals and consents required to be obtained by Purchaser in order to consummate the transactions contemplated hereby shall have been duly obtained.

        (e) No action or proceeding at law or in equity (other than by Seller)
    shall be pending which seeks to enjoin the transactions herein contemplated.

        (f) Purchaser shall have delivered to Seller at the Closing an assumption agreement containing customary terms and conditions in form reasonably satisfactory to Seller providing for Purchaser to assume the
    Assumed Liabilities. Purchaser agrees to provide a form of assumption agreement to Seller within 30 days hereof.

        (g) Purchaser shall have received an opinion of Stikeman, Elliot, counsel to Purchaser, dated the Closing Date, substantially in accordance with Exhibit D, and covering such other matters as may be requested by
    Seller or its counsel.

    6.3 Liquidated Damages. Subject to the satisfaction of Purchaser's conditions to Closing set forth in Section 6.1 hereof, Purchaser shall deliver to
Seller the Purchase Price in the manner provided by Article 2 hereof against the sale, transfer and assignment by Seller to Purchaser of the Purchased Assets.
Subject to the satisfaction of Seller's conditions to Closing set forth in Section 6.2 hereof, Seller shall sell, transfer and assign to Purchaser the Purchased Assets against delivery of the Purchase Price in the manner provided by Article 2 hereof.
If either party shall breach this Section 6.3, the breaching party shall pay to the non-breaching party liquidated damages in the manner provided in Section 6.4 below.

    6.4 Escrow. In order that the non-breaching party receive the appropriate amount of liquidated damages, the parties agree that:

        (a) they will on or before June 12, 1996 sign and execute an escrow agreement with a mutually agreeable escrow agent ("Escrow
Agent")
    whereby the Escrow Agent will be instructed by the parties to deal in and with the letters of credit provided for in Sections 6.4 (b) and 6.4 (c) so as provide the non-breaching party with the amount of liquidated damages to which it may be entitled;

        (b) Purchaser will deliver to Escrow Agent within seventy-two (72)
    hours of the execution of the Escrow Agreement referred in Clause 6.4 (a)
    an irrevocable letter of credit issued by a Bank of America or a Canadian
    Chartered Schedule I Bank in form and content satisfactory to Seller whereby the issuing bank will agree to pay to Escrow Agent for delivery to Seller an amount of FIVE MILLION CANADIAN DOLLARS (C$5,000,000.00) as liquidated damages should Purchaser not comply with the conditions to close
    set forth in Section 6.3 hereof; and

        (c) Seller will deliver to Escrow Agent within seventy-two (72)
    hours of the execution of the Escrow Agreement referred to in Clause 6.4 (a)
    an irrevocable letter of credit issued by a Canadian
Chartered Schedule I
    Bank in form and content satisfactory to the Purchaser whereby the issuing bank will agree to pay to Escrow Agent for delivery to Purchaser an amount of ONE MILLION CANADIAN DOLLARS (C$1,000,000.00) as liquidated damages should the Seller not comply with the conditions to close set forth in Section 6.3 hereof.

    Recovery of such liquidated damages by the non-breaching party shall be deemed to be such party's sole and exclusive remedy for the breaching party's failure to close the transactions contemplated hereby.

    On Closing the Letters of Credit shall be returned to the Purchaser and Seller by the Escrow Agent.


                  7.  Indemnification

    7.1 Indemnification by Seller, Hamro and Robert Hamelin. Except as otherwise limited by this Article 7, Purchaser and its officers, directors, employees, agents, successors and assigns shall be solidarily indemnified and held harmless by Seller, Hamro and Robert Hamelin from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties
(including, without limitation, reasonable legal fees and expenses) suffered or incurred by any of them (a "Purchaser Loss"), arising out of or resulting from:

        (a) The breach or inaccuracy of any representation or warranty of
    Seller contained herein or in any Related Agreement or in any Exhibit,
    Schedule or certificate delivered under this Agreement;

        (b) The breach of any covenant or agreement by Seller contained herein or in any Related Agreement or other document delivered at the
    Closing;

        (c) any liability resulting from the failure to comply with applicable bulk sales laws; or

        (d) Any other liabilities of Seller not expressly assumed by Purchaser herein.

    7.2 Indemnification by Purchaser. Except as otherwise limited by this
Article 7, the Shareholders, Seller and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, legal fees and expenses) suffered or incurred by any of them (a "Seller Loss") arising out of or resulting from:

        (a) The breach or inaccuracy of any representation or warranty of
    Purchaser contained herein or in any Related Agreement or in any Exhibit,
    Schedule or certificate delivered under this Agreement;

        (b) The breach of any covenant or agreement by Purchaser contained herein or in any Related Agreement or other document delivered at the
    Closing; or

        (c) The failure of Purchaser to pay or otherwise discharge the
    Assumed Liabilities.

    7.3 Indemnification Procedures.

        (a) For the purposes of this Section 7.3, "Indemnitee" shall mean the person indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 7.1 or 7.2, as the case may be;
    "Indemnitor" shall mean the person having the obligation to indemnify pursuant to such provisions; and "Loss" shall mean a Seller
Loss or a
    Purchaser Loss, as the case may be.

        (b) An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within thirty (30) days after the Indemnitee has knowledge of any claim (including a Third Party Claim) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent the Indemnitor can demonstrate such failure materially prejudiced such
    Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known, and the Indemnitor shall have a period of 30 days to reply to such Notice of Claim.

        (c) The obligations and liabilities of an Indemnitor under this Section
    7.3 with respect to a Loss arising from a claim of any third party that is subject to the indemnification provisions provided for in this Article 7 (a
    "Third Party Claim") shall be governed by the following additional terms and conditions: the Indemnitee at the time it gives a Notice of Claim to the
    Indemnitor of the Third Party Claim shall advise the Indemnitor that the
    Indemnitor shall be permitted, at the Indemnitor's option, to assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice if the Indemnitor gives notice within the 30-day period specified above of the Indemnitor's intention to do so to the Indemnitee and confirms that the Third Party
Claim is one with
    respect to which the Indemnitor is obligated to indemnify.
In the event the
    Indemnitor exercises the Indemnitor's right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and to the extent reasonably possible make good faith diligent efforts to make available to the Indemnitor all witnesses, pertinent records, materials and information in the
    Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Indemnitor and the Indemnitee may participate by the Indemnitee's own counsel and at the Indemnitee's own expense in defense of such Third Party Claim; provided, however, that the Indemnitor shall thereafter consult with the Indemnitee upon the Indemnitee's reasonable request for such consultation from time to time with respect to such Third
    Party Claim.  Except for the settlement of a Third Party
Claim which
    involves the payment of money damages solely by the party agreeing to such settlement, no Third Party Claim for which the Indemnitor has elected to defend may be settled by the Indemnitor without the written consent of the
    Indemnitee, which consent may be reasonably withheld by such party in consideration of its individual interests. If the Indemnitee does not receive written notice within said period that the Indemnitor has elected to assume the defense of such Third Party Claim, the Indemnitee may elect to assume such defense, assisted by counsel of the Indemnitee's own choosing.
    Whether or not the Indemnitee elects to assume the defense of such Third
    Party Claim, the Indemnitor shall not be relieved of the Indemnitor's obligations hereunder.

        (d) Any claim by an Indemnitee with respect to Losses which do not result from a Third Party Claim will be asserted in the same manner as specified in paragraph 7.3(b) above. If the Indemnitor does not respond to such claim within the 30-day period specified in paragraph
7.3(b), the
    Indemnitor will be deemed to have rejected such claim, in which event the
    Indemnitee will be free to pursue such remedies as may be available to the
    Indemnitee under this Agreement and applicable law.

        (e) Notwithstanding any other provision of this Agreement, Seller shall not be liable to Purchaser for any Purchaser Loss unless and until the aggregate amount of Purchaser Losses exceeds C$500,000
("Loss
    Threshold"); provided, however, that when the aggregate amount of all
    Purchaser Losses reaches the Loss Threshold, Seller shall thereafter be liable for the full amount of all Purchaser Losses, (and not just the amount in excess of the Loss Threshold).

        (f) Robert Hamelin and Hamro bind and oblige themselves solidarily with Seller for the payment of the Purchaser's Losses to the extent contemplated by the foregoing paragraph. However, the liability of Robert
    Hamelin and Hamro shall be limited to an amount not exceeding seventy percent (70%) of such Purchaser's Losses.


                       8.  Taxes

    8.1 Income Tax Elections. Purchaser and Seller shall file an election under Section 22 of the Income Tax Act (Canada), Section 184 of the Taxation Act
(Quebec) and the corresponding sections of any other applicable provincial statute and any regulations under such statutes within the prescribed delays, and in the prescribed election forms and any other documents required to give effect to the foregoing and shall also prepare and file all of the respective tax returns in a manner consistent with the aforesaid elections.

    8.2 Sales Taxes. Purchaser and Seller each agree to deliver to the other party (or to such governmental or taxing authority as the other party reasonable directs) any form of document that may be required or reasonably requested in order to obtain an exemption with respect to any national, provincial, municipal or other, sales, use or other transfer taxes that may otherwise be required to be paid on the transfer of the Purchased Assets or that may otherwise be due with respect to such transfer, promptly upon the earlier of (i) reasonable demand by the other party or (ii) learning that such form or document is required. Purchaser and
Seller further agree that Purchaser shall be responsible for the cost of any sales tax and transfer duties, if any, properly payable upon and in connection with the sale, assignment and transfer of the Purchased Assets from Seller to Purchaser hereunder and levied upon Purchaser.

    Purchaser and Seller hereby agree to make the joint election provided for in
Subsection 167(1) of the Excise Tax Act in the prescribed form and containing the prescribed information and Seller hereby undertakes to file said election with the
Minister of Revenue within the prescribed time period in order that no goods and services tax will be payable with respect to the Purchased Assets and Purchaser shall be deemed, for the purposes of Part IX of the Excise Tax Act, to have acquired the Purchased Assets for use exclusively in Purchaser's commercial activities. Moreover, Purchaser and Seller hereby agree to make the joint election provided for in Section 75 of the Quebec Sales Tax Act in the prescribed form and containing the prescribed information, and Seller hereby undertakes to file said election in a timely manner and within the prescribed time period in order that no
Quebec sales tax be payable with respect to the sale of the Purchased Assets.


                   9.  Other Matters

    9.1 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any Related Agreement, certificate, Schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive for a period of two (2) years after the Closing Date. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

    9.2 Payments Received. Seller and Purchaser each agree that after the
Closing they will hold and will promptly, but in any event within 10 days, transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the
Closing which properly belongs to the other party, including without limitation any account payments and insurance proceeds, and will account to the other for all such receipts.

    9.3 Covenant Not to Compete.

        (a) Seller and Robert Hamelin each agree that for a period of five (5)
    years after the Closing Date, they will not, directly or indirectly, as a partner, joint venturer, employer, employee, consultant, shareholder, principal, agent or otherwise, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, which in any way competes with the business of Seller as carried on at the time of this Agreement in any geographic area in which Seller currently or within the past year has sold its products.
The parties hereto
    specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

        (b) From and after the Closing Date, Seller and Robert
Hamelin shall
    not, directly or indirectly, disclose or use for its own benefit, or for the benefit of any other person, any information relating to the business of Seller or the Purchased Assets, except to the extent such disclosure may be required by law.

        (c) Seller and Robert Hamelin acknowledge that in view of the nature of the business of Seller and the Purchased Assets and the business objectives of Purchaser in acquiring them, and the consideration paid to
    Seller therefor, the territorial and time limitations contained in paragraph
    9.3(a) are reasonable and properly required for the adequate protection of
    Purchaser, and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial and/or time limitation shall be enforced. Paragraphs 9.3(a) and 9.3(b) constitute independent and severable covenants and if any or all of the provisions of either thereof are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement, which will remain in full force and effect. The parties intend for the covenants of paragraphs 9.3(a) and
    9.3(b) to be enforceable to the maximum extent permitted by law, and if any reviewing court deems any of such covenants to be unenforceable or invalid,
    Purchaser, Seller and Robert Hamelin authorize such court to reform (i) the unenforceable or invalid provisions and to impose such restrictions as reformed and (ii) the remaining provisions as it deems reasonable.

        (d) Nothing contained in this Section 9.3 shall apply in any respect to Caisse de Depot et de Placement du Quebec, Capital d'Amerique CDPQ
    Inc., or their respective affiliates or subsidiary companies.

    9.4 Collection of Receivables. Seller has represented to Purchaser that the Allowance for Doubtful Accounts set forth on Exhibit A (as revised pursuant to Section 2.3 hereof) is and will be adequate to cover any portion of the Accounts
Receivable (other than the Other Receivables reflected on Schedule 3.8) which are not collected in the ordinary course within 90 days after the Closing, and that the
Everly Note Receivable is collectible in its full amount. During said ninety day period, payments received by Purchaser with respect to customer accounts shall be credited first against the applicable customer's oldest invoice(s), unless payment is accompanied by direction to apply the payment against a specific invoice. In the event the amount of Accounts Receivable remaining unpaid at the end of said 90 day period exceeds the Allowance for Doubtful Accounts agreed to by Purchaser and Seller pursuant to Section 2.3 hereof, Seller shall be liable to Purchaser for the amount of said excess. Seller shall also be liable for the amount of Other
Receivables reflected on Schedule 3.8 which are not collected within 18 months following the Closing. In addition, Seller shall be liable to Purchaser for the full amount of all past due interest and principal under the Everly Note Receivable.
Purchaser will promptly notify Seller of any Seller liability with respect to the foregoing receivables, and upon payment by Seller to Purchaser of the amount of said liability, Purchaser will assign to Seller the uncollected receivable and any supporting documents.

    9.5 Name Change. Seller shall take all necessary corporate action to change its corporate name following the Closing to a name which will not include any reference to the name Hamelin, and will deliver to Purchaser for filing with the appropriate governmental entity a duly executed amendment to its Articles of
Incorporation, in form and substance satisfactory to Purchaser, effectuating such change.

    9.6 Assumption of Canadian Pension Plans

        (a) As of the Closing Date, Purchaser shall become the sponsor and employer of the Korlin Concentrates Defined Benefit Pension
Plan and of the
    Genpak Toronto Defined Benefit Pension Plan (collectively the "Canadian
    Pension Plans") and shall assume responsibility for the Canadian Pension
    Plans from and after the Closing Date;

        (b) Prior to Closing, but with effect as of the Closing
Date, Seller
    will amend the Canadian Pension Plans in order to implement the change of sponsorship and will deliver to the Purchaser, at Closing, all documents relative to such change of sponsorship, including the appropriate resolution of the Board of Directors of Seller;

        (c) No later than sixty (60) days following the Closing
Date, Seller
    shall file with the relevant regulatory authorities all documents relative to the change of sponsorship of the Canadian Pension Plans.
Seller and Purchaser
    shall cooperate in making such filings, in making the appropriate arrangements with the trustees or other funding agents of the Canadian
    Pension Plans and in performing any other action that has to be performed in order to implement the change of sponsorship in a timely fashion;

        (d) Should Purchaser be required by any government authority or any court or arbitration decision at any time to make any contributions to either Canadian Pension Plan or otherwise to compensate participants in the
    Canadian Pension Plans as a result of a contribution holiday taken by Seller at any time prior to the Closing Date, Seller shall reimburse Purchaser for the amounts of such required contributions or other compensation.

    9.7 Continuation of Plans Covering United States Employees

        (a) Qualified Retirement Plan. Purchaser shall take any such actions as may be necessary to enroll all Hamelin
Industries Hired
    Employees as of the Closing date (the "Hamelin Employees") in the Spartech
    Corporation 401(k) Savings and Investment Plan (the
"Purchaser DC Plan").
    Prior periods of employment with Seller and any affiliate of Seller including, without limitation, Hamelin Industries, and prior periods of plan service with
    Seller and any affiliate of Seller including, without limitation, Hamelin
    Industries, shall be considered as periods of employment and plan service with the sponsor or "employer" designated as such in the Purchaser DC Plan for all purposes of the Purchaser DC Plan including, without limitation, determining eligibility to participate, eligibility for death, disability, early retirement, and normal retirement benefits, benefit accrual, and non-forfeitability (vesting) of accrued benefits. Any current and former Hamelin
    Industries Employees who, as of the Closing Date, are participants in the
    Hamelin Industries, Inc. 401(k) Profit Sharing Plan and
Trust (the "Hamelin
    401(k) Plan") shall become participants in the Purchaser DC
Plan pursuant
    to a merger of the Hamelin 401(k) Plan into the Purchaser
DC Plan pursuant
    to an instrument of merger, which shall be prepared by the parties and executed by the sponsor, plan administrator, and trustees of each such plan, and which shall contain any such terms and conditions as may be necessary to effectuate the merger including, without limitation, the following provisions;

            (i) All assets and liabilities of the Hamelin
401(k) Plan shall
        become assets and liabilities of the Purchaser DC Plan, and all elections, waivers, consents, designation, directions, qualified domestic relations orders and other exercises of rights and privileges under the Hamelin 401(k) Plan shall be deemed effective and applicable with respect to the Purchaser DC Plan as of the effective date of the plan merger;

            (ii)    Prior periods of employment and plan
service shall be
        credited the Hamelin Industries Employees as provided in the second sentence of this Section 9.7(a);

            (iii) All accrued benefits and account balances under the
        Hamelin 401(k) Plan shall become accrued benefits and account balances under the Purchaser DC Plan, and all benefits in "pay status"
        under the Hamelin 401(k) Plan as of the date of the plan merger shall become benefits in "pay status" under the Purchaser DC
Plan.

            (iv)    The trustees of the Hamelin 401(k) Plan
shall deliver to the
        trustees of the Purchaser DC Plan all of the books, record, and assets of or pertaining to the Hamelin 401(k) Plan and the trust established thereunder, along with all such documentation, fully executed, as may be required to permit the transfer of title, registration, or other indicia of ownership of the assets of the Hamelin 401(k) Plan
Trust to the
        trustees of the Purchaser DC Plan Trust;

            (v) The plan administrator of the Hamelin 401(k)
Plan shall
        deliver to the plan administrator of the Purchaser DC
Plan all of the
        books, records, and documents of or pertaining to the Hamelin 401(k)
        Plan.

            (vi)    The merger shall comply in all respects
with applicable law
        including, without limitation, section 208 (29 United
States Code
        1058) of the Employee Retirement Income Security Act of
1974, as
        amended ("ERISA"), and section 414(l)(26) U.S.C.
414(l)) of the
        United States Internal Revenue Code ("Code"); and

            (vii) Purchaser and Seller and the sponsor (if not Purchaser), plan administrator, and trustees of each such plan shall cooperate as may be reasonably requested in order to comply with the requirements of ERISA and the Code with respect to: (A) the plan merger contemplated herein; (B) any governmental approvals required to effectuate the transactions contemplated by this
section 9.7(a); and
        (C) all reporting and disclosure requirements imposed by applicable law (including, without limitation, ERISA and the Code) with respect to the plan years of each plan that include the Closing
Date and the
        effective date of the transactions contemplated in this
Section 9.7(a),
        and the plan years of each plan that immediately precede and follow such plan year.

        (b) Other Employee Benefit Plans. Purchaser shall assume and adopt the other United States Plans set forth on Schedule
3.23(a) (the "Other
    Assumed US Plans"). Without limiting the generality of the immediately preceding sentence;

            (i) Purchaser and Seller shall cooperate to comply with any applicable law with respect to the anticipated effect of the transaction contemplated by this Agreement on the Hamelin 401(k)
Plan and the
        Other Assumed US Plans of Seller referred to below;

            (ii)    After the Closing Purchaser shall adopt
and/or assume
        sponsorship of the cafeteria (Code Section 125) plan sponsored by
        Seller for the Hamelin Industries Employees (the
"Hamelin Cafeteria
        Plan") and shall continue to offer such coverage and benefits to the
        Hamelin Industries Hired Employees as were offered under the
        Hamelin Cafeteria Plan except to the extent that such plan provides any benefit which extends past the termination of employment.
        Purchaser may, at its election, comply with this
Section 9.7(b)(ii) by
        providing to the Hamelin Employees, at Purchaser's sole cost and expense, coverage under Purchaser's medical and dental arrangements on substantially the same terms and with substantially the same benefits as were available to Hamelin Employees prior to the Closing
        Date. Purchaser and Seller shall cooperate to the extent necessary to comply with any applicable provisions of Title I, Part
6 of ERISA and
        section 4980B of the Code and any other applicable law pertaining to the continuation of health/medical/dental coverage of Hamelin
        Industries Employees not employed by Purchaser or its affiliates; and

            (iii) After the Closing, Purchaser shall, to the extent assumable, assume Seller's group term life insurance arrangement with respect to the Hamelin Employees, except to the extent that such plan provides any benefit which extends past the termination of employment. To the extent not assumable, Purchaser shall provide to the Hamelin
        Industries Employees group term life insurance on terms substantially similar to coverage provided under the Seller's group term life insurance arrangement. Purchaser shall cooperate with Seller and any insurance carriers in providing notice or other applicable information to, and obtaining information from, Hamelin Employees with respect to any right to convert insurance coverage in Seller's group term life insurance arrangements to individual policies for any Hamelin
        Employees not employed by Purchaser.

        (c) WARN Liability. Seller and Purchaser shall cooperate in all respects to effectuate compliance with the Worker
Adjustment and Retraining
    Notification Act (29 U.S.C. 2101 et. seq.) ("WARN") if, in the opinion of counsel to Seller or Purchaser following disclosure of all relevant facts, such compliance is required. Purchaser shall defend, indemnify, and hold harmless Seller from and against any liability for violations of WARN arising from any failure of Purchaser to either: (A) comply with WARN; or (B)
    provide Seller with information such that Seller may, if required, comply with WARN.


                   10.  Miscellaneous

    10.1 Termination. This Agreement and the transactions contemplated herein may be terminated and abandoned at any time by mutual consent of the
Seller and Purchaser, or by either Seller or Purchaser by notice to the other if the Closing shall not have taken place on or prior to September 30, 1996 (or such later date as may hereafter be agreed upon by the parties). If the Agreement is terminated under this Section 10.1, the parties shall have no further liability to each other by reason of such termination (other than pursuant to the Confidentiality
Agreement described in Section 10.3 below); provided, however, that nothing herein is intended to affect the operation of the liquidated damage provision resulting from a breach of Section 6.3 which occurs on or before September 30,
1996.

    10.2 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this
Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

    10.3 Contents of Agreement, Parties in Interest, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this
Agreement, except that the Confidentiality Agreement between the parties dated
March 14, 1996 shall remain in effect according to its terms.

    10.4 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party without the prior written consent of the other parties, provided that Purchaser may assign this Agreement to a subsidiary or affiliate if such assignment does not relieve Purchaser of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this
Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller, Purchaser and the Shareholder.

    10.5 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

    10.6 Notices. All notices required to be given under the terms of this
Agreement or which any of the parties desires to give hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested or sent by facsimile (and confirmed by registered or certified mail), each addressed as follows:


          If to Seller:
Hamelin Group Inc.
150 Industrial Boulevard
Boucherville, Quebec J4B 2X3
Attn: Robert Hamelin, President
Fax: 514-641-4523
               with a copy to:
Gross, Pinsky
Two Alexis Nihon Plaza
Suite 1000
Montreal, Quebec  H3Z 3C1
Attn: Martin Gross, Esq.
Fax: 514-933-0810
          If to Purchaser:
Spartech Corporation
7733 Forsyth, Suite 1450
Clayton, Missouri  63105
Attn:  David B. Mueller
Fax:  (314) 721-1447
               with a copy to:Armstrong, Teasdale, Schlafly & Davis
One Metropolitan Square, Suite 2600
St. Louis, Missouri  63102
Attn:  Albert F. Bender, III, Esq.
Fax:  (314) 621-5065
or to such other address and to the attention of such other person as the party to whom such notice is to be given may have theretofore designated in a notice to the other party hereto. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered.

    10.7 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the Province of
Quebec.

    10.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and in the case of indemnification pursuant to Article 7, the other
Indemnitees, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

    10.9 Headings; Terminology. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

    10.10 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this
Agreement.

    10.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction as long as the remaining provisions are sufficient to carry out the overall intentions of the parties as evidenced hereby.

    10.12 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This
Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.

    10.13   Canadian Dollars.  Except as provided in Section
3.26, all references
in this Agreement to "dollars" "C$" or "$" shall refer to Canadian dollars.

    10.14 Language. The parties have required that this Agreement and all contracts, documents or notices relating thereto be in the English language. Les parties ont exige que cette convention et tout contrat, document ou avis afferent soit en langue anglaise.

    10.15 Exchange Rate. For the purposes of this Agreement, the parties agree that the Canadian \ United States exchange rate shall be equal to the Closing exchange rate published by the Bank of Canada on the day immediately preceding the Closing Date.


    In Witness Whereof, the parties have duly executed this Agreement as of the day and year first above written.

PURCHASER:

Spartech Corporation



By:      /s/Bradley B. Buechler
                    Bradley Buechler
         President and Chief Executive Officer
SELLER:

Hamro Group Inc.



By:     /s/Robert Hamelin
                     Robert Hamelin
                       President

Hamelin Group Inc.



By:    /s/Robert Hamelin
                     Robert Hamelin
                       President

Hamelin Industries Inc.



By:    /s/Robert Hamelin
                     Robert Hamelin
                       President



ROBERT HAMELIN,
INDIVIDUALLY

      /s/Robert Hamelin

                     Robert Hamelin

                       EXHIBIT A

          Working Capital as of April 27, 1996


Assets

Cash and Cash Equivalents
                       C$          344,529
Accounts Receivable
                                   16,833,855
Less:  Allowance for Doubtful Accounts
                                       (
400,873   )
Notes Receivable
                                   542,591
Employee and Other Receivable
                                   314,077
Prepaid Expenses
                                   251,155
Deposits
                                                  --
Inventory (at lower of FIFO cost or Market:)
  Raw Materials                                     4,482,869
  Replacement Parts & Maintenance Supplies
605,644
  Supplies                                            331,434
  Finished Goods (Net of Obsolescence)
4,661,332

     Total Inventory
                                   10,081,279

     Total Current Assets
                       C$          27,966,613


Assumed Liabilities

Accounts Payable
                                   5,919,511
Accrued Expenses
                                   4,457,041
Customer-Owned Inventory

Employee Related Liabilities
  Payroll Taxes Withheld

  Payroll Tax Accrual

  Accrued Vacations

  Wages Payable

  Total Employee Related Liabilities
                                      C$
1,800,051

     Total Current Liabilities
                       C$          12,176,603
     Capitalized Lease Obligations
                                   2,221,855
     Working Capital
                       C$          13,568,155